                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    ASPECT TELECOMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [ASPECT LOGO]


March 26, 1998



To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Aspect Telecommunications Corporation, to be held on May 14, 1998. Enclosed are the Secretary's notice of this meeting, a proxy statement, and a form of proxy. Please note that the meeting will be held at 4:00 p.m., at the Company's facilities located at 1160 Ridder Park Drive, San Jose, California 95131.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the meeting, so please complete and return the enclosed proxy as soon as possible.

Sincerely,


/s/ James R. Carreker
----------------------
James R. Carreker
Chairman and Chief Executive Officer

                      ASPECT TELECOMMUNICATIONS CORPORATION


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 14, 1998

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Aspect Telecommunications Corporation (the Company), a California corporation, will be held on May 14, 1998 at 4:00 p.m., at 1160 Ridder Park Drive, San Jose, California 95131, for the following purposes:

        1. To elect directors to serve for the ensuing year and until their successors are elected.

        2. To approve the adoption of the Annual Retainer Compensation Plan for the Board of Directors and the reservation of 50,000 shares of the Company's Common Stock for issuance thereunder.

        3. To approve the adoption of the 1998 Directors' Stock Option Plan and the reservation of 300,000 shares of the Company's Common Stock for issuance pursuant to exercise of stock options granted under such Plan.

        4. To approve an amendment to the 1990 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares.

        5. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

        6. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on March 17, 1998, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

To assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy.


/s/ Craig W. Johnson
----------------------------
Craig W. Johnson, Secretary

San Jose, California
March 26, 1998

                      ASPECT TELECOMMUNICATIONS CORPORATION


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 14, 1998
                                       AND
                     ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

                         ------------------------------

                                TABLE OF CONTENTS

                                 PROXY STATEMENT                                              Page

INFORMATION CONCERNING SOLICITATION AND VOTING ............................................     1

PROPOSAL NO. 1 - ELECTION OF DIRECTORS ....................................................     2

PROPOSAL NO. 2 - APPROVAL OF THE ANNUAL RETAINER COMPENSATION PLAN
  FOR THE BOARD OF DIRECTORS ..............................................................     4

PROPOSAL NO. 3 - APPROVAL OF THE 1998 DIRECTORS' STOCK OPTION PLAN ........................     6

PROPOSAL NO. 4 - AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN .......................     8

PROPOSAL NO. 5 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS ..................    11

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT ...............................    11

EXECUTIVE COMPENSATION ....................................................................    13

COMPENSATION COMMITTEE REPORT .............................................................    15

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ...............................    16

COMPANY STOCK PRICE PERFORMANCE ...........................................................    17

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934 ......................    17

STOCK OPTION PLAN INFORMATION .............................................................    18

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS .............................................    18

OTHER MATTERS .............................................................................    18

                     ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

SELECTED CONSOLIDATED FINANCIAL DATA ......................................................   F-1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS ...............................................................   F-2

CONSOLIDATED BALANCE SHEETS as of December 31, 1997, and 1996 .............................   F-8

CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 1997, 1996, and 1995....   F-9

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  for the years ended December 31, 1997, 1996, and 1995 ...................................  F-10

CONSOLIDATED STATEMENTS OF CASH FLOWS
  for the years ended December 31, 1997, 1996 and 1995 ....................................  F-11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ................................................  F-12

INDEPENDENT AUDITORS' REPORT ..............................................................  F-24

QUARTERLY FINANCIAL DATA (unaudited) ......................................................  F-25

CORPORATE INFORMATION .....................................................................  F-26

                      ASPECT TELECOMMUNICATIONS CORPORATION


                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed Proxy is solicited on behalf of the Board of Directors of Aspect Telecommunications Corporation (Aspect or the Company) for use at the Annual Meeting of Shareholders (Annual Meeting) to be held May 14, 1998, at 4:00 p.m., or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's facilities located at 1160 Ridder Park Drive, San Jose, California 95131. The telephone number at that location is +1 (408) 325-2200.

These proxy solicitation materials were mailed on or about March 26, 1998, to all shareholders entitled to vote at the meeting. The cost of soliciting these proxies will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc. (CIC) to solicit proxies and distribute materials to brokerage houses, banks, custodians, and other institutional owners. The Company will pay CIC a fee of approximately $4,000 for these services, plus expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company may conduct further solicitation personally, by telephone, or by facsimile through its officers, directors, and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, by delivering to the Company, at its office at 1730 Fox Drive, San Jose, California 95131-2312 (Attention: Eric J. Keller, Vice President, Finance and Chief Financial Officer), a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes not be cast for more than five candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

Only shareholders of record at the close of business on March 17, 1998, are entitled to notice of and to vote at the meeting. At the record date, 50,227,126 shares of the Company's Common Stock, with a par value of $.01 per share, were issued and outstanding.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors where the five candidates receiving the highest number of affirmative votes will be elected, all other items to be submitted at the annual meeting for shareholder approval will require for such approval: (i) the affirmative vote of a majority of those shares present and voting, and (ii) the affirmative vote of a majority of the required quorum. The required quorum is a majority of the shares issued and outstanding on the record date, represented either in person or by proxy. Votes that are cast for or against a proposal, abstentions, and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business. For purposes of determining the number of shares voting on a particular proposal, votes cast for or against a proposal and abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Thus, an abstention will have the same effect as a vote against the proposal, and broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

Aspect Telecommunications Corporation                            Proxy Statement


Any proxy which is returned using the form of proxy enclosed and which is not marked as to the particular item will be voted for the election of directors, for approval of the Annual Retainer Compensation Plan, for approval of the 1998 Directors' Stock Option Plan, for the amendment to the 1990 Employee Stock Purchase Plan, for the ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked.


                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINEES

A board of five directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. In the event that any nominee of the Company is unable to or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is not expected that any nominee listed below will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

The names of the nominees, their ages, and certain other information about them as of February 28, 1998 are set forth below:

                                                                                         DIRECTOR
NAME OF NOMINEE            AGE     PRINCIPAL OCCUPATION                                   SINCE
---------------            ---     --------------------                                  --------

James R. Carreker ........  51     Chairman and Chief Executive Officer of the Company     1985

Debra J. Engel ...........  45     Senior Vice President of Corporate Services of          1996
                                   3Com Corporation

Norman A. Fogelsong ......  46     Venture capitalist with Institutional Venture Partners  1985

James L. Patterson .......  60     Management consultant to various companies and          1987
                                   Chairman of the Board of Directors of Clarify Inc.

John W. Peth .............  49     President and Chief Executive Officer of                1992
                                   Business Resource Group

Except as set forth below, each of the nominees has been engaged in his or her principal occupation set forth above during the past five years. There are no family relationships among the directors or executive officers of the Company.

Mr. Carreker, a founder of the Company, has served as Chief Executive Officer and as a director of the Company since its inception in August 1985. He has served as Chairman of the Company's Board of Directors since October 1995, and was President of the Company between August 1985 and October 1995. Since January 1997, Mr. Carreker has also served as a director of Herman Miller, Inc., a company that manufactures and sells office systems products and services.

Ms. Engel has been a director of the Company since May 1996. Ms. Engel currently holds the position of Senior Vice President of Corporate Services of 3Com Corporation, a data networking products and services company. Ms. Engel has served as a Vice President at 3Com since November 1983. Prior to that, she was with Hewlett-Packard Company for seven years, most recently as Corporate Staffing Manager at Hewlett-Packard's corporate headquarters.

Mr. Fogelsong has been a director of the Company since September 1985. Since March 1989, Mr. Fogelsong has been a venture capitalist with Institutional Venture Partners, a venture capital investment firm. Between March 1980 and February 1989, Mr. Fogelsong was a venture capitalist with Mayfield Fund, a venture capital investment firm. Mr. Fogelsong is also a director of several privately owned technology companies.

Mr. Patterson has been a director of the Company since August 1987. Since June 1987, Mr. Patterson has been a management consultant to various companies and, since 1991, he has also served on the Board of Directors of Clarify Inc., a supplier of customer support software. Mr. Patterson was Chairman of the Board of Clarify Inc. between 1991 and

Aspect Telecommunications Corporation                            Proxy Statement


March 1998. From February 1980 to June 1987, Mr. Patterson was co-founder and served as President and Chief Executive Officer of Quantum Corporation, a disk drive manufacturer. Mr. Patterson also serves as a director of several privately owned technology companies.

Mr. Peth has been a director of the Company since May 1992. Since December 1997, Mr. Peth has been the President and Chief Executive Officer of Business Resource Group, a provider of office workspace products and services. He has also served on the Board of Business Resource Group since June 1995. From March 1991 through March 1997, Mr. Peth served as an executive officer of TAB Products Company
(TAB), an office filing and furniture systems manufacturer and distributor, most recently as acting President and Chief Executive Officer. He served as director of TAB from April 1991 through January 1997. From December 1989 to March 1991, Mr. Peth served as the Office Managing Partner, San Jose Region, for Deloitte & Touche LLP, a public accounting firm. From August 1984 to December 1989, Mr. Peth served as the partner in charge of the San Jose office of Deloitte, Haskins & Sells (a predecessor public accounting firm that merged with a second public accounting firm to form Deloitte & Touche LLP).

BOARD MEETINGS AND COMMITTEES

The Board of Directors held a total of five meetings during the year ended December 31, 1997. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee of the Board of Directors currently consists of directors Fogelsong and Peth, and held five meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors, and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

The Compensation Committee of the Board of Directors currently consists of directors Engel and Patterson and held three meetings during the last fiscal year. This Committee determines policy on executive compensation and makes recommendations to the Board of Directors concerning the Company's stock and option plans.

During the last fiscal year, each director attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which he or she serves.

Currently, nonemployee directors are compensated for their service to the Company as follows:

1. They are reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings.

2. Each receives $10,000 annually for his or her service on the Board of Directors. Each director also received $4,000 in 1997 for attending board and committee meetings.

3. They are annually granted options under the 1989 Directors' Stock Option Plan. Directors Engel, Fogelsong, Patterson, and Peth were each granted options to purchase 6,000 shares of Common Stock of the Company during 1997.

Shareholders are currently being asked to vote on two proposals that would change nonemployee directors' compensation. Should both proposals be adopted by shareholders, nonemployee directors would be compensated as follows:

1. They would be reimbursed for out-of-pocket travel expenses associated with their attendance at Board meetings.

2. They would receive payments under the Annual Retainer Compensation Plan for the Board of Directors. This plan would allow eligible nonemployee directors to elect to receive compensation in either cash or stock initially valued at $24,000. If a director elects to receive compensation in stock, he or she would also receive an additional cash payment designed to reimburse him or her for the tax liability associated with the stock grant. No additional payments would be made for meeting attendance. See Proposal No. 2 for a summary of the Annual Retainer Compensation Plan for the Board of Directors.

3. They would be granted options annually under the 1998 Directors' Stock Option Plan. Nonemployee directors who are newly appointed to the Board would receive 24,000 shares upon election to Aspect Telecommunications Corporation's Board of Directors. Directors continuing to serve on the Board would receive 6,000 shares yearly as long as they meet the eligibility requirements of the Plan. See Proposal No. 3 for a summary of the 1998 Directors' Stock Option Plan.

Aspect Telecommunications Corporation                            Proxy Statement

REQUIRED VOTE

The five nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors of the Company. Votes against any nominee and votes withheld have no legal effect under California law.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE NOMINEES LISTED ABOVE.


       PROPOSAL NO. 2 - APPROVAL OF THE ANNUAL RETAINER COMPENSATION PLAN
                           FOR THE BOARD OF DIRECTORS

At the Annual Meeting, the Company's shareholders are being asked to approve the adoption of the Annual Retainer Compensation Plan for the Board of Directors of the Company (the Retainer Plan) and the reservation of 50,000 shares of Common Stock for issuance thereunder.

The following is a summary of the principal features of the Retainer Plan. The summary, however, does not purport to be a complete description of all provisions of the Retainer Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Vice President, Finance and Chief Financial Officer at the Company's principal offices at 1730 Fox Drive, San Jose, California 95131-2312.

GENERAL

The Retainer Plan was adopted by the Board of Directors in December 1997, and the Board has reserved a total of 50,000 shares of Common Stock for issuance thereunder. The Retainer Plan provides for payment of an annual retainer (the Retainer) on a quarterly basis to nonemployee directors of the Company in either cash or Common Stock, or a combination thereof, at the election of each nonemployee director. The purpose of the Retainer Plan is to attract and retain the best available individuals for services as directors of the Company, to encourage ownership of the Company's Common Stock by nonemployee directors, to provide financial incentive as a result of the Company's performance to such nonemployee directors who own Company stock, and to encourage their continued service on the Board.

ANNUAL RETAINER

A nonemployee director of the Company shall be eligible for the quarterly payment if he or she was serving as a director on the last day of any fiscal quarter during the time that the Retainer Plan is in effect. Payment will be made as soon as administratively practicable after the last day of such quarter. The dollar amount of the Retainer shall be determined by the Board over the term of the Retainer Plan in accordance with the authority granted to the Board under the Company's Bylaws.

PAYMENT OF RETAINER IN SHARES IN LIEU OF CASH COMPENSATION

With respect to the quarterly payments of the Retainer payable under the Retainer Plan, each eligible director, at his or her election, has the right to elect to accept payment in fully vested shares of the Company's Common Stock equal to 50% or 100% of the Retainer. Each director must make this election for each respective one-year period of the Retainer Plan on or before the date of the Company's Annual Meeting of Shareholders, preceding the beginning of the next succeeding one-year period that begins in July. An individual who first becomes a nonemployee director after the effective date of the Retainer Plan shall make the election for his or her initial period of service on the Board on or before the date on which he or she first commences service as a director.

The number of shares issued each quarter will equal the dollar amount of the Retainer to be taken in shares, divided by 100% of the market value of the shares on the last trading day of the quarter for which the Retainer is due. The market value shall be determined to be the closing sale price of the shares on the date payable as reported by the Nasdaq National Market (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System); or in the event the Common Stock is listed on a stock exchange, the market value shall be the closing sale price on such exchange on the payment date. No fractional shares will be issued; the number of shares issued will be rounded down to the nearest number of whole shares.

Aspect Telecommunications Corporation                            Proxy Statement

CASH INCENTIVE FOR PAYMENT IN SHARES

The Company will pay a cash incentive to those directors electing payment of the Retainer in shares of the Company's Common Stock. The cash incentive will be equal to 20% of the value of the Retainer being taken in stock and is designed to induce directors to elect payment in shares so as to increase their ownership of Company stock and to help defray their tax liability with respect to the issuance of the shares. This incentive will be paid quarterly, in cash, at the time the quarterly installment of the Retainer is payable in shares.

PURCHASE AND SALE OF SHARES

The sale or other transfer of the shares purchased by a director with a part or all of his or her Retainer will be restricted for a period of six months after the date of purchase. Notwithstanding the above, a director will be allowed to transfer such shares within the restricted period to a family trust established by the director or to a member of the director's immediate family, provided, however, that any such transferee shall be subject to the same six-month restriction on sale or subsequent transfer of the shares.

Under current law, a director's acquisition of shares in lieu of the cash payment of a Retainer qualifies for an exemption under Rule 16b-3(d)(i) of the Securities Exchange Act of 1934 and, therefore, is not a "purchase" for purposes of Section 16(b) of that Act. Accordingly, it will not be a violation of Section 16(b) if a director sells shares of stock (regardless of the price at which such other shares are sold) within six months before or six months after the director acquires shares pursuant to the Retainer Plan. The Company will amend the Retainer Plan as necessary to comply with any changes in the law.

ADMINISTRATION AND INTERPRETATION

The Retainer Plan will be administered and interpreted by the Board of Directors. Issues arising under the Retainer Plan will be decided by the Board of Directors and its decision will be final and binding on the Company and the directors. All stock issuances shall be automatic and in accordance with the election filed by a director. No person will have any discretion to select which nonemployee directors can participate or to determine the number of shares to be issued to a director, except with respect to each individual director's election to accept payment of his or her Retainer in shares of the Company's Common Stock.

PLAN BENEFITS

As of the date of this proxy statement, no shares of Common Stock have been issued under the Retainer Plan. As discussed above, the executive officers of the Company and the employees of the Company are not eligible to participate in the Retainer Plan.

TERM OF PLAN

The term of the Retainer Plan shall be ten years with the initial one-year period commencing on July 1, 1998, and ending on June 30, 1999, unless terminated earlier by the Board, with any adjustments in the Retainer Plan and the terms hereunder as may be approved by the Board over such term. The Retainer Plan relates to the retainer fee payable to the members of the Board during each one-year period commencing on July 1 of each year from 1998 through 2007.

U.S. FEDERAL INCOME TAX INFORMATION

The following is a brief summary of the effect of federal income taxation on participating directors and the Company with respect to the payment of the Retainers under the Retainer Plan. This summary does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which a participating director may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of the Retainers under the Retainer Plan.

A nonemployee director will recognize ordinary income for tax purposes equal to the portion (if any) of the Retainer paid to such director in cash, the then fair market value of any shares received by the director in lieu of cash, and the amount of any cash incentive paid to the director. Upon resale of shares received by the director, any difference between the sale price and the fair market value at the time the shares are received by the director will be treated as capital gain (or loss), and will be long-term capital gain if the optionee has held the shares more than one year. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is alternatively 28% (in the case of shares held more than one year but not more than 18 months after exercise) and 20% (in the case of shares held more than 18 months after

Aspect Telecommunications Corporation                            Proxy Statement

exercise), whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income. The Company will be entitled to a tax deduction in the amount that the director recognizes as ordinary income with respect to shares acquired under the Retainer Plan or with respect to cash payments of the Retainer or the cash incentive payment The Company will be entitled to such deduction at the time that the director recognizes ordinary income.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the Company's Common Stock who are present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the adoption of the Retainer Plan and the reservation of 50,000 shares of Common Stock for issuance thereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE RETAINER PLAN AND THE RESERVATION OF 50,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.


       PROPOSAL NO. 3 - APPROVAL OF THE 1998 DIRECTORS' STOCK OPTION PLAN

At the Annual Meeting, the Company's shareholders are being asked to approve the adoption of the 1998 Directors' Stock Option Plan (the Directors Plan) and the reservation of 300,000 shares of Common Stock for issuance thereunder.

Should shareholders approve the Directors Plan, the Company's 1989 Directors' Stock Option Plan (the 1989 Directors Plan) would be terminated, and no further shares would be issued under the 1989 Directors Plan, provided that any options outstanding under the 1989 Directors Plan shall remain outstanding and would be exercisable in accordance with their terms. As of January 31, 1998, there were 266,000 shares available for grant and 120,000 shares outstanding under the 1989 Directors Plan. All shares available for grant under the 1989 Directors Plan at the time of shareholder approval of the Directors Plan would terminate and would no longer be available for issuance upon shareholder approval of the Directors Plan.

The following is a summary of principal features of the Directors Plan. The summary, however, does not purport to be a complete description of all the provisions of the Directors Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices at 1730 Fox Drive, San Jose, California 95131-2312.

GENERAL

The Directors Plan was adopted by the Board of Directors in December 1997, and the Board has reserved a total of 300,000 shares of Common Stock for issuance thereunder. The Directors Plan will become effective upon its approval by the Company's shareholders. The Directors Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. It is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board of Directors. The purpose of the Directors Plan is to attract and retain the best available individuals for services as directors of the Company, to provide incentive for nonemployee directors of the Company to serve as directors, and to encourage their continued service on the Board.

GRANT AND EXERCISE OF OPTION

The Directors Plan provides that each person who initially becomes a nonemployee director after the effective date of the Directors Plan shall be automatically granted an option to purchase 24,000 shares of Common Stock (First Option) on the date on which such person first becomes a nonemployee director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy. An option to purchase 6,000 shares (Subsequent Option) is automatically granted to each nonemployee director on August 31 of each year, provided that on that date the nonemployee director shall have served on the Board of Directors for at least six months.

The Directors Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one nonemployee director, but does provide for the number of shares that may be included in any grant and the method of making a grant. An option granted under the Directors Plan is not transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order, as defined by the Internal Revenue Code of 1986 (the Code), or to a living trust or family trust established by an optionee,

Aspect Telecommunications Corporation                            Proxy Statement

under terms and conditions established by the Board of Directors. Each option is exercisable, during the lifetime of the optionee, only by such optionee, or by a transferee permitted under the Directors Plan.

The Directors Plan provides that the shares of each First Option granted thereunder become 25% exercisable on each of the first, second, third, and fourth anniversaries of the date of grant of the First Option. The Directors Plan also provides that 100% of the shares subject to the Subsequent Option become exercisable on the fourth anniversary of the date of grant of the Subsequent Option. The options remain exercisable for up to 30 days following the optionee's termination of service as a director of the Company, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a six-month period.

EXERCISE PRICE AND TERM OF OPTIONS

The exercise price of all stock options granted under the Directors Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option, which is defined to be the closing sale price of the Company's Common Stock on the Nasdaq National Market (or such other stock exchange on which the Common Stock is listed) on the date of grant (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date). Options granted under the Directors Plan have a term of ten years.

PLAN BENEFITS

As of the date of this proxy statement, no stock options have been granted under the Directors Plan. As discussed above, the executive officers of the Company and the employees of the Company are not eligible for grants under the Directors Plan.

MERGER OR SALE OF ASSETS

In the event of the dissolution or liquidation of the Company; a sale of all or substantially all of the assets of the Company; the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation; or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each nonemployee director shall have a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger, consolidation, or reorganization. After such reasonable time, the option shall terminate, or shall convert into a substitute option with comparable terms, as to an equivalent number of shares of stock of the corporation succeeding the Company or acquiring its business by reason of such dissolution, liquidation, sale, merger, consolidation, or reorganization.

AMENDMENT AND TERMINATION

The Board of Directors may at any time amend or terminate the Directors Plan, except that such termination cannot affect options previously granted without the agreement of any optionee so affected. To the extent necessary and desirable under applicable securities laws, the Company shall obtain approval of the Company's shareholders for an amendment to the Directors Plan. If not terminated earlier, the Directors Plan will expire in May 2008.

U.S. FEDERAL INCOME TAX INFORMATION

The following is a brief summary of the effect of federal income taxation on the optionee and the Company with respect to the grant and exercise of options under the Directors Plan. This summary does not purport to be complete, and does not discuss the income tax laws of any municipality, state, or foreign country in which an optionee may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of option grants and exercises, and the disposition of stock acquired upon such exercises under the Directors Plan.

Options granted under the Directors Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon exercise of the option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as long-term or short-term capital gain (or loss) depending on the holding period. The Company will be entitled to a tax deduction in the amount that the optionee recognizes as ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option. The Company will be entitled to such deduction at the time that the optionee recognizes ordinary income.

Aspect Telecommunications Corporation                            Proxy Statement

REQUIRED VOTE

The affirmative vote of the holders of a majority of the Company's Common Stock who are present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the adoption of the Directors Plan and the reservation of 300,000 shares of Common Stock for issuance thereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1998 DIRECTORS' STOCK OPTION PLAN AND THE RESERVATION OF 300,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.


       PROPOSAL NO. 4 - AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, the Company's shareholders are being asked to amend the 1990 Employee Stock Purchase Plan (the Purchase Plan) to reserve an additional 1,000,000 shares of Common Stock for issuance thereunder.

As of January 31, 1998, 1,861,507 shares of Common Stock had been purchased pursuant to the Purchase Plan and 238,493 shares remained available for purchase (not including the additional 1,000,000 shares reserved by the Board of Directors, for which shareholder approval is being requested).

The following is a summary of principal features of the Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Chief Financial Officer at the Company's principal offices at 1730 Fox Drive, San Jose, California 95131-2312.

GENERAL

The Purchase Plan was adopted by the Board of Directors in March 1990 and was approved by the Company's shareholders in April 1990. A total of 800,000 shares of Common Stock were originally reserved for issuance. Shareholders approved increases to the number of shares of Common Stock reserved for issuance under the plan by 800,000 shares in May 1992 and by 500,000 shares in May 1996, bringing the total reserved shares to 2,100,000. At a meeting on December 18, 1997, the Board of Directors amended the Purchase Plan, subject to shareholder approval, to increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares, for a total of 3,100,000 reserved shares.

The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions. During an offering period, an eligible employee may make payroll deductions for the purpose of exercising an option that is granted on the last day of the offering period. The plan offering periods commence on February 16 and terminate on August 15 of the same year, or commence on August 16 and terminate on February 15 of the next year. The Purchase Plan was implemented by the Company effective January 1, 1991.

ADMINISTRATION

The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board. At the present time, the Purchase Plan is being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive, and binding upon all participants.

ELIGIBILITY AND PARTICIPATION

Employees who are employed with the Company (including subsidiaries of the Company approved by the Board of Directors) for at least twenty hours per week and five months per calendar year, are eligible to participate in the Purchase Plan and are subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as set forth in the Purchase Plan. A total of approximately 1,325 employees were eligible to participate in the Purchase Plan on December 31, 1997.

Aspect Telecommunications Corporation                            Proxy Statement

GRANT AND EXERCISE OF OPTION

At the beginning of an offering period, each participant is granted an option to purchase that number of shares equal to up to 10% of the participant's aggregate compensation received on each payday during the offering period divided by the lower of 85% of the fair market value of a share of the Company's Common Stock
(i) at the beginning of the offering period or (ii) at the end of the offering period, subject to the limitations set forth below. In no event may an employee be granted an option under the Purchase Plan (i) if, immediately after the grant, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) that would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate that exceeds $25,000 worth of stock for each calendar year in which such option is outstanding at any time. The Company may make a pro rata reduction in the number of shares subject to options if the total number of shares that would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the Purchase Plan. Unless an employee withdraws his or her participation in the Purchase Plan by giving written notice to the Company of his or her election to withdraw all accumulated payroll deductions prior to the end of an offering period, the employee's option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares subject to the option that are purchasable with the accumulated payroll deductions in his or her account will be purchased at the applicable purchase price determined, as provided below.

PURCHASE PRICE

The purchase price per share at which shares are sold to participating employees under the Purchase Plan is the lower of (i) 85% of the fair market value per share of the Common Stock at the time the option is granted at the commencement of the offering period, or (ii) 85% of the fair market value per share of the Common Stock at the time the option is exercised on the last day of the offering period. The fair market value of the Common Stock on a given date shall be the closing bid price of the Common Stock for such date, as reported on the Nasdaq National Market.

PAYROLL DEDUCTIONS

The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions over the offering period. The Board of Directors may change the duration of the offering period by announcement at least 15 days prior to the start of the first offering period to be affected. The deductions may not be more than 10% of a participant's aggregate compensation during the offering period. A participant may discontinue or decrease his or her payroll deduction percentage, but may not increase his or her rate of payroll deductions at any time during the offering period. The Board of Directors is authorized to limit the number of participation rate changes during any offering period. A participant's payroll deduction may be decreased to 0% if the aggregate of his or her payroll deductions for the year (the sum of the deductions that were previously used to purchase stock under the Purchase Plan in a prior offering period that ended during that calendar year, plus all payroll deductions accumulated with respect to the current offering period) equals $21,250 (85% of $25,000, which is the maximum amount of stock that can be purchased under the plan in any calendar year).

TERMINATION OF EMPLOYMENT

In the event an employee fails to remain an employee of the Company for at least 20 hours per week during the applicable offering period, for any reason, including retirement or death, the participant will be deemed to have withdrawn from the Purchase Plan and the participant's option will be terminated. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto, as provided in the Purchase Plan.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

In the event any change is made in the Company's capitalization in the middle of an offering period, such as a stock split or stock dividend, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment shall be made in the purchase price and in the number of shares subject to options under the Purchase Plan; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."

Aspect Telecommunications Corporation                            Proxy Statement

AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors may at any time amend or terminate the Purchase Plan, but no amendment or termination shall be made that would impair the rights of any participant under any grant theretofore made, without his or her consent; provided, however, that an offering period may be terminated if the Board of Directors determines that the termination of the Purchase Plan is in the best interest of the Company. In addition, the Company shall obtain shareholder approval of any amendment to the Purchase Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, and/or any other applicable law or regulation. In any event, the Purchase Plan will terminate in March 2010.

The Administrator may at any time, without shareholder consent and without regard to whether any participant rights may be adversely affected, establish limitations or procedures as the Administrator determines advisable; provided, however, that such limitations or procedures are consistent with the Purchase Plan.

U.S. FEDERAL INCOME TAX INFORMATION

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax; the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of in a "qualifying disposition," defined as being held more than two years from the first day of the offering period and more than one year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of in a "disqualifying disposition" (i.e., before the expiration of the aforementioned qualifying holding period), the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is entitled to a tax deduction for income tax purposes for the amount that is taxed to participants as ordinary income from disqualifying dispositions. The Company will be entitled to such deduction at the time that participants recognize ordinary income.

The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state, or foreign country in which the participant may reside.

REQUIRED VOTE

The amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,000,000 shares requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock who are present in person or by proxy and entitled to vote at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN, WHICH WILL INCREASE SHARES AUTHORIZED AND RESERVED UNDER THE PLAN BY 1,000,000 SHARES. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE PROPOSAL.

Aspect Telecommunications Corporation                            Proxy Statement


    PROPOSAL NO. 5 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 1998, and recommends that the shareholders vote for ratification of such appointment. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Deloitte & Touche LLP (or its predecessor Deloitte, Haskins & Sells, an accounting firm that merged with a second public accounting firm to form Deloitte & Touche LLP) has audited the Company's financial statements since 1986. One or more representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares represented and voting at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.


           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of February 28, 1998, as to (i) each person who is known by the Company to beneficially own 5% or more of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table below (Named Executive Officers), and (iv) all directors and executive officers as a group.

                              5% SHAREHOLDERS, DIRECTORS, NAMED
                              EXECUTIVE OFFICERS, AND DIRECTORS      SHARES BENEFICIALLY
                              AND EXECUTIVE OFFICERS AS A GROUP           OWNED(1)
                              ---------------------------------      -------------------
                                                                     NUMBER      PERCENT
                                                                     ------      -------
Entities affiliated with FMR Corp.(2) ..........................    7,468,800   14.9%
   82 Devonshire Street
   Boston, MA  02109

Massachusetts Financial Services Company(3).....................    6,444,725   12.8%
   500 Boylston Street
   Boston, MA  02116

James R. Carreker(4) ...........................................    1,521,200    3.0%
Debra J. Engel(5) ..............................................       16,000     *
Norman A. Fogelsong(6) .........................................      643,252    1.3%
James L. Patterson(7) ..........................................       42,000     *
John W. Peth(8) ................................................       30,000     *
Dennis L. Haar(9) ..............................................      303,894     *
Eric J. Keller(10)..............................................       57,488     *
Robert A. Blatt(11) ............................................      136,666     *
R. Dixon Speas, Jr.(12) ........................................      156,959     *
All directors and executive officers as a group (17 persons)(13)    3,481,921    6.7%

-----------

* Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2) Includes 6,333,500 shares of Common Stock owned by investment funds (the Funds) managed by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940. Edward C. Johnson III (Chairman of FMR Corp.), FMR Corp. and the Funds each have sole power to dispose of the shares owned by the Funds. Also includes 1,135,300 shares of

Aspect Telecommunications Corporation                            Proxy Statement

     Common Stock owned by Fidelity Management Trust Company. Edward C. Johnson III and FMR Corp. each have sole power to dispose of these shares and sole power to vote 695,900 shares. The power to vote 439,400 shares has been retained by institutional accounts for whom Fidelity Management Trust Company acts as an investment manager. This information was determined as of December 31, 1997, from Schedule 13G dated February 14, 1998, as filed by FMR Corp. with the Securities and Exchange Commission.

(3) Massachusetts Financial Services Company (MFS) has sole voting power over 6,331,325 shares and sole depositive power over 6,444,725 shares. This information was determined as of December 31, 1997, from Schedule 13G dated February 12, 1998, as filed by MFS with the Securities and Exchange Commission.

(4) Includes 1,005,140 shares held by the Carreker Family Trust and 400 shares owned directly. Also includes 31,000 shares held by the Arbutus Educational Trust, a charitable remainder trust of which Mr. Carreker is the trustee; and 484,660 shares issuable pursuant to options that are exercisable by Mr. Carreker within 60 days of February 28, 1998.

(5) Represents 16,000 shares issuable pursuant to options that are exercisable by Ms. Engel within 60 days of February 28, 1998.

(6) Includes 487,252 shares held by the Fogelsong Family Trust. Also includes 150,000 shares held of record by Institutional Venture Partners for which Mr. Fogelsong works as a venture capitalist and for which he disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein. Also includes 6,000 shares issuable pursuant to options that are exercisable by Mr. Fogelsong within 60 days of February 28, 1998.

(7) Includes 36,000 shares held by the Patterson Family Trust. Also includes 6,000 shares issuable pursuant to options that are exercisable by Mr. Patterson within 60 days of February 28, 1998.

(8) Includes 6,000 shares issuable pursuant to options that are exercisable by Mr. Peth within 60 days of February 28, 1998.

(9) Includes 283,714 shares issuable pursuant to options that are exercisable by Mr. Haar within 60 days of February 28, 1998.

(10) Includes 56,248 shares issuable pursuant to options that are exercisable by Mr. Keller within 60 days of February 28, 1998.

(11) Includes 118,548 shares issuable pursuant to options that are exercisable by Mr. Blatt within 60 days of February 28, 1998.

(12) Includes 137,370 shares issuable pursuant to options that are exercisable by Mr. Speas within 60 days of February 28, 1998.

(13) Includes 1,489,594 shares issuable pursuant to options that are exercisable by all directors and executive officers within 60 days of February 28, 1998.

Aspect Telecommunications Corporation                            Proxy Statement


                             EXECUTIVE COMPENSATION

The table immediately following presents the compensation of the Chief Executive Officer (the CEO) and the other four most highly compensated executive officers for the last fiscal year (the group of five individuals collectively referred to hereinafter as the Named Executive Officers).

                                        SUMMARY COMPENSATION TABLE
                                                                         LONG-TERM
                                                                         ---------
                                              ANNUAL COMPENSATION    COMPENSATION AWARDS
                                              -------------------    -------------------
                                                                                SECURITIES
                                                                       STOCK    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY      BONUS       AWARDS    OPTIONS(1)   COMPENSATION(2)
---------------------------        ----     --------     --------     -------   ----------   ---------------

James R. Carreker...............   1997     $276,884     $197,858        -        75,000         $4,810
  Chairman and                     1996     $254,021     $203,123        -        60,000         $4,590
  Chief Executive Officer          1995     $234,480     $183,625      $505      120,000         $4,590

Dennis L. Haar..................   1997     $255,958     $130,211      $201       75,000         $6,286
  President and                    1996     $221,397     $145,001        -        80,000         $5,178
  Chief Operating Officer          1995     $188,777     $145,741        -       100,000         $4,590

Eric J. Keller(3)...............   1997     $236,992     $ 70,206        -        25,000         $6,024
  Vice President, Finance and      1996     $215,132     $ 96,011        -       100,000         $5,397
  Chief Financial Officer          1995         -            -           -           -              -

Robert A. Blatt ................   1997     $189,425     $ 71,983      $225       35,000         $5,008
  Vice President, Marketing and    1996     $154,475     $ 47,812        -        30,000         $4,817
  Business Development             1995     $133,152     $ 31,444        -        40,000         $   90

R. Dixon Speas, Jr. ............   1997     $155,055     $103,735        -        10,000         $5,620
  Vice President, Asia-Pacific     1996     $162,551     $119,831        -        13,000         $4,590
  and Latin America                1995     $156,001     $ 92,644        -        40,000         $5,594


-----------

(1)  No stock appreciation rights (SARs) were granted in 1997, 1996, or 1995.

(2) Amounts shown include Company matching contributions to individual's 401(k) savings accounts and life insurance premiums. Contributions to 401(k) savings accounts for the years 1997, 1996, and 1995 were $4,750, $4,500, and $4,500, respectively, for all Named Executive Officers employed by the Company during the three reporting years, except in 1995 for Mr. Blatt who did not receive a 401(k) matching contribution that year.

(3) Mr. Keller joined the Company on January 15, 1996. Had he been employed for all of the year ended December 31, 1996, his annual salary would have been approximately $225,000.

The Company's 1989 Stock Option Plan provides for the grant of options to executive officers of the Company. Options granted under this plan were "incentive stock options" to the extent allowable under Section 422 of the Internal Revenue Code and were otherwise "nonqualified stock options." The options were granted at a price equal to the fair market value of the Company's Common Stock on the date of grant. Such options typically expire ten years from the date of grant. The following table presents stock option grants made during 1997 to the Named Executive Officers.

Aspect Telecommunications Corporation                            Proxy Statement

                                OPTION GRANTS IN 1997

                                  INDIVIDUAL GRANTS
                                  -----------------
                                        % OF TOTAL                                  POTENTIAL
                          NUMBER OF       OPTIONS                              REALIZABLE VALUE AT
                         SECURITIES      GRANTED TO                            ASSUMED ANNUAL RATES
                         UNDERLYING      EMPLOYEES   EXERCISE OR              OF STOCK APPRECIATION
                          OPTIONS        IN FISCAL   BASE PRICE   EXPIRATION    FOR OPTION TERM(4)
NAME                     GRANTED(1)(2)    YEAR(3)     PER SHARE      DATE        5%          10%
----                     -------------  -----------  -----------  ----------    ----        -----
James R. Carreker... ...   75,000         3.4%         $17.88     7/21/2007   $843,112    $2,136,611
Dennis L. Haar..........   75,000         3.4%         $17.88     7/21/2007   $843,112    $2,136,611
Eric J. Keller..........   25,000         1.1%         $17.88     7/21/2007   $281,037    $  712,204
Robert A. Blatt ........   35,000         1.6%         $17.88     7/21/2007   $393,452    $  997,085
R. Dixon Speas, Jr. ....   10,000         0.4%         $17.88     7/21/2007   $112,415    $  284,881


-----------

(1) Options to purchase the Company's Common Stock granted pursuant to the Company's 1989 Stock Option Plan. Of the above grants, the following were nonstatutory stock option grants: 60,175 for Mr. Carreker; 71,150 for Mr. Haar; 19,750 for Mr. Keller; 32,000 for Mr. Blatt; and 2,975 for Mr. Speas. No SARs were granted during 1997.

(2) Options become exercisable at the rate of 25% on the first anniversary of the grant date, and 2.0833% each month thereafter.

(3) The Company granted options representing 2,232,584 shares to employees in 1997. There were no SARs granted to employees in 1997.

(4) The 5% and the 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

The following table presents information on stock options exercised during 1997 and the value of all stock options held on December 31, 1997, for the Named Executive Officers.

                          AGGREGATED OPTION EXERCISES IN 1997 AND
                              DECEMBER 31, 1997 OPTION VALUES

                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY
                          SHARES                      OPTIONS(2)                OPTIONS(2)(3)
                         ACQUIRED      VALUE     AT DECEMBER 31, 1997        AT DECEMBER 31, 1997
                                                 --------------------        --------------------
NAME                    ON EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE   UNEXERCISABLE
----                    ----------- ----------  ----------- ------------- -----------   -------------
James R. Carreker......      -          -         438,998    176,002      $ 6,723,035   $ 1,276,957
Dennis L. Haar.........   19,300     $439,762     230,965    143,835      $ 3,169,839   $   929,836
Eric J. Keller ........      -          -          47,914     77,086      $   218,608   $   312,642
Robert A. Blatt .......      -          -          98,634     66,002      $ 1,358,570   $   434,832
R. Dixon Speas, Jr. ...   32,500     $745,390     129,498     46,002      $ 1,837,436   $   438,519

-----------

(1) The amount set forth represents the difference between the fair market value of the shares on the date of exercise and the exercise price of the option.

(2)  No SARs were exercised or outstanding during 1997.

(3) Based on the closing sale price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1997, of $20.875 per share, minus the exercise price, multiplied by the number of shares underlying the option.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and the Performance Graph shall not be incorporated by reference into any such filings.

Aspect Telecommunications Corporation                            Proxy Statement


                          COMPENSATION COMMITTEE REPORT

The Company's executive compensation policies are determined by the Compensation Committee of the Board of Directors (the Committee). The Committee is composed of two nonemployee directors. The Committee meets at least once a year to establish the compensation program for the next fiscal year and to evaluate how effectively the program for the current fiscal year is meeting its objectives. Additionally, the Committee may hold special meetings to approve the compensation program of a newly hired executive or of an executive whose scope of responsibility has significantly changed.

The objective of the Company's executive compensation program is to align executive compensation with the Company's business objectives and performance, and to enable the Company to attract, retain, motivate, and reward qualified executives who contribute to the long-term business success of the Company. The Company's executive compensation program is based on the same four basic principles that guide compensation decisions for all employees of the Company:

        -       Compensate for demonstrated and sustained performance

        -       Compensate competitively

        - Strive for equity and fairness in the administration of compensation

        - Ensure that each employee understands how his or her compensation is determined

The Company believes in compensating its executives for demonstrated and sustained levels of performance in their individual jobs. The achievement of higher levels of performance and contribution are rewarded by higher levels of compensation. To ensure that it compensates its executives competitively, the Company regularly compares its compensation practices to those of other companies of comparable size within similar industries. Through the use of independent compensation surveys and analyses, employee compensation training, and periodic pay reviews, the Company strives to ensure that compensation is administered equitably and fairly and that a balance is maintained between how executives are paid relative to other employees and relative to executives with similar responsibilities in comparable companies.

Each year, in December, the Committee meets with the CEO and the Vice President, People Programs and Services, regarding potential executive compensation for the next five years and proposals for executive compensation for the next operating year. Compensation plans are based on compensation surveys and assessments as to the demonstrated and sustained performance of the individual executives. The Committee then independently reviews the individual performance of the CEO and the Company, and develops the annual compensation plan for the CEO based on competitive compensation data and the Committee's evaluation of the CEO's demonstrated and sustained performance and its expectation as to his future contributions in leading the Company. The Committee presents for adoption its findings on the compensation of each executive at a subsequent meeting of the full Board of Directors.

During 1997, the Company's executive compensation program included these key components:

(1) Base Salary
The Company establishes the base salaries of its executives based on competitive market rates derived through comparisons with companies of similar size engaged in similar industries.

(2) Cash-Based Incentives
All executives of the Company participate in a cash incentive program under which payment is contingent upon the achievement of specific company-wide goals in the areas of customer satisfaction, quality, operating profit, revenue performance, and cash management. The CEO and eight vice presidents are eligible for participation in a second cash incentive program that focuses on the achievement of specific individual performance goals that are measured objectively, such as bookings, profit contribution, new product introductions, and quality standards, as well as performance goals that are measured subjectively, such as leadership effectiveness. The Company's cash incentives are structured so that the total of base salary and cash incentives, when taken together, will compensate executives at market levels when company-wide and individual goals are achieved. The cash incentive elements are sensitive to performance achievement versus plan, and payment of these cash bonuses is designed to range from no bonus payment when performance is well below established targets, to bonus amounts somewhat above market levels when performance is well above established targets.

Aspect Telecommunications Corporation                            Proxy Statement

(3) Equity-Based Incentives

Stock options are an important component of the total compensation of executives and are designed to align the interests of each executive with those of the shareholders. Each year, the Committee considers the grant to executives of stock option awards under the Company's 1989 Stock Option Plan. The Committee believes that stock options provide added incentive for executives to influence the strategic direction of the Company and to create and grow value for customers, shareholders, and employees. The option grants utilize four-year vesting periods to encourage executives to continue contributing to the Company. The number of stock option shares that are granted to individual executives is based on the demonstrated sustained performance of the individual executives and independent survey data reflecting competitive stock option practices.

CEO Compensation

The CEO's base salary for 1997 was based on competitive market rates and the Committee's review of his past performance. Effective January 1998, the Committee increased the CEO's base salary to keep pace with salaries being paid to the CEOs of comparably sized companies engaged in similar industries. When considering the CEO's cash-based incentives, it was the Committee's determination that under the leadership of the CEO, the Company attained record levels of bookings, revenues, and excluding certain non-recurring items, operating income, net income, and earnings per share for the year ended December 31, 1997. In addition, the Company achieved specific strategic goals during the year. The Company began a major new product initiative that furthers the Company's capabilities in open architecture-based call center software applications, integration enablers, and high-reliability platforms. The Company continued to build its consulting and systems integration organization, significantly expanding its business volume from the previous year, and bringing the Company high-end opportunities that were not previously available. Additionally, geographic expansion into more countries in Europe; a new direct sales and support initiative in Australia; and the entry into Singapore, Hong Kong, and Japan have positioned the Company to take advantage of a significant expansion in international telecommunications in the years ahead. The Committee was satisfied that the Company had progressed in directions both financially and strategically that were consistent with the Company's goal of creating and growing value for customers, employees, shareholders, business partners, and the communities in which the Company's employees live and work.

The 1993 Omnibus Budget Reconciliation Act (OBRA) established a $1,000,000 ceiling for deductions taken for tax years beginning on or before January 1, 1994, where deductions are for compensation paid to any of the five most highly compensated executive officers identified in the Company's proxy statement (although performance-related compensation as defined by OBRA in excess of $1,000,000 will remain deductible). Because none of the compensation figures for the five most highly compensated executive officers identified in the Company's proxy statement approached the limitation, there has been no requirement on the part of the Committee to use any of the available exemptions from the deduction limit. However, the Committee remains aware of the existence of these limitations, and the available exemptions, and will address the issue of deductibility when and if compensation levels warrant it in the future.

COMPENSATION COMMITTEE

Debra J. Engel
James L. Patterson


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1997, the Compensation Committee consisted of directors Engel and Patterson. Neither of these persons has ever been an officer or employee of the Company or any of its subsidiaries, nor were there any compensation committee interlocks or other relationships during 1997 requiring disclosure under Item 402(j) of Regulation S-K of the Securities and Exchange Commission.

Aspect Telecommunications Corporation                            Proxy Statement


                         COMPANY STOCK PRICE PERFORMANCE

The following graph compares cumulative total shareholder returns for the Company during the preceding five years to the S&P 500 Index, and the S&P High Technology Composite Index.

          COMPARISON OF CUMULATIVE TOTAL RETURN* SINCE DECEMBER 1992

 Aspect Telecommunications Corporation, S&P High Technology Composite Index and the S&P 500 Index


                                    [Chart]


                                      12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
                                      --------  --------  --------  --------  --------  --------
Aspect Telecommunications Corporation    100       289      229       458       868       571
S&P High Technology Composite Index      100       122      139       201       289       353
                      S&P 500 Index      100       107      105       141       170       223


----------
* Assumes that the value of the investment in Aspect Telecommunications Corporation Common Stock and each index was $100 on December 31, 1992, and that all dividends were reinvested.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section

Aspect Telecommunications Corporation                            Proxy Statement

16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.


                          STOCK OPTION PLAN INFORMATION

In addition to a stock option plan for directors, discussed in Proposal No. 3, the Company maintains two other stock option plans. The Company primarily grants options to executive officers under the 1989 Option Plan (1989 Plan) and grants options to employees who are not executive officers or directors under the 1996 Employee Stock Option Plan (1996 Plan). Options granted under the 1989 Plan are usually granted as incentive stock options to the extent allowable under Section 422 of the Internal Revenue Code, with the remaining shares being nonqualified, while all options granted under the 1996 Plan are nonqualified shares.

The terms of both the 1989 Plan and the 1996 Plan state that options must be granted at a price equal to 100% of fair market value of the Company's stock on the date of grant. Options are typically granted with a four-year vesting schedule and typically expire 30 days after the optionee's termination date or ten years after grant date, whichever is sooner. The maximum number of shares that may be granted to any individual during a year is 250,000 shares.

In December 1997, the Board of Directors authorized a 1,000,000 share increase to the shares available under the 1996 Plan. As of January 31, 1998, approximately 2,632,791 and 1,212,500 shares were available for grant under the 1989 Stock Option Plan and the 1996 Employee Stock Option Plan, respectively.


                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals by shareholders of the Company that are intended to be presented by such shareholders at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than November 25, 1998, in order that they may be included in the proxy statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

The Company knows of no other matters to be submitted to shareholders at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.


THE BOARD OF DIRECTORS
ASPECT TELECOMMUNICATIONS CORPORATION


March 26, 1998

                      ASPECT TELECOMMUNICATIONS CORPORATION


                     ANNUAL FINANCIAL REPORT TO SHAREHOLDERS

                      SELECTED CONSOLIDATED FINANCIAL DATA

YEARS ENDED DECEMBER 31,                              1997 (a);(b)  1996 (a)      1995 (a)        1994          1993
                                                      ------------  --------      -------       -------       --------
(in thousand, except per share and employee data)
Net revenues                                          $390,642      $308,703      $198,972      $147,239      $106,473
Gross margin                                           221,669       174,781       111,596        81,561        58,812
     (% of net revenues)                                    57%           57%           56%           55%           55%
Research and development                                45,723        34,585        23,450        15,774        11,491
     (% of net revenues)                                    12%           11%           12%           11%           11%
Selling, general and administrative                    104,431        82,478        50,726        37,662        29,273
     (% of net revenues)                                    27%           27%           25%           26%           27%
Income from operations                                  52,605        57,718        35,620        28,125        18,048
     (% of net revenues)                                    13%           19%           18%           19%           17%
Net income                                            $ 35,182      $ 37,633      $ 23,991      $ 17,573      $ 11,475
     (% of net revenues)                                     9%           12%           12%           12%           11%
Basic earnings per share                              $   0.71      $   0.86      $   0.58      $   0.43      $   0.29
Weighted average shares outstanding (c)                 49,302        43,917        41,314        40,708        40,232
Diluted earnings per share                            $   0.67      $   0.75      $   0.52      $   0.40      $   0.27
Weighted average shares outstanding --
     assuming dilution                                  52,307        52,163        49,352        48,373        43,664

AS OF DECEMBER 31

Cash, cash equivalents, and
     short-term investments                           $146,216      $115,797      $ 93,633      $102,597      $ 93,105
Working capital                                        169,814       140,079       108,588       113,128       103,632
Total assets                                           370,343       283,093       215,871       166,035       138,326
Long-term debt (c)                                       6,531         4,500        59,500        55,000        55,000
Shareholders' equity (c)                              $267,795      $219,448      $112,285      $ 80,813      $ 64,333
Shares outstanding (c)                                  49,997        48,807        41,753        40,652        40,642

Capital spending                                      $ 24,922      $ 33,210      $ 16,627      $ 13,112      $  8,853
Regular full-time employees                              1,610         1,330           950           640           500



(a) September 1997, the Company acquired Commerce Soft Inc. The transaction was accounted for as a purchase, and a charge of $4.9 million, or approximately $0.09 per share on a diluted basis, was recorded for purchased in-process technology. During 1997, the Company recorded a gain on the sale of appreciated equity securities of $2.1 million, or $0.02 per share on a diluted basis.

     During 1996, the Company acquired Envoy Holdings Limited and Prospect Software, Inc. The transactions were accounted for as pooling of interests. Results for years prior to 1996 have not been restated since the adjustments would not be material.

     In October 1995, the Company acquired TCS Management Group, Inc. The transaction was accounted for as a purchase, and a charge of $1.8 million, or $0.02 per share on a diluted basis, was recorded for purchased in-process technology.

     See Note 2 to the Consolidated Financial Statements.

(b) In February 1998, the Company entered into a litigation settlement and patent cross-license agreement with Lucent Technologies Inc. The transaction resulted in a charge of $14 million, or $0.17 per share on a diluted basis. See Note 15 to the Consolidated Financial Statements.

(c) Amount reflects the October 1996 conversion of $55 million of 5% convertible subordinated debentures into approximately 5.7 million shares of common stock.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

BACKGROUND

Aspect Telecommunications Corporation (Aspect or the Company) is a worldwide provider of comprehensive business solutions for companies that generate revenue, serve customers, and handle inquiries. The Company's solutions include automatic call distributor (ACD) systems and software; computer-telephony integration (CTI) application software and tools; interactive voice response
(IVR) systems; Web response systems; management information and reporting tools; and planning and forecasting packages. The Company also delivers consulting, training, and systems integration services that help companies plan, integrate, staff, and manage call centers effectively.

In September 1997, the Company acquired Commerce Soft Inc. (Commerce Soft), a developer of customer interaction technology, and its results of operations are included in the accompanying financial statements since the date of acquisition. The transaction was accounted for as a purchase that resulted in a one-time charge of $4.9 million in 1997 related to in-process technology. The Company completed the acquisitions of Envoy Holdings Limited (Envoy) in September 1996 and Prospect Software, Inc. (Prospect), in October 1996, both of which were accounted for as pooling of interests. In October 1995, the Company acquired TCS Management Group, Inc. (TCS), which was accounted for as a purchase. (See Note 2 to the Consolidated Financial Statements.)

On February 27, 1998, Aspect and Lucent Technologies Inc. (Lucent) announced that they had agreed to dismiss their patent lawsuits against each other, released each other from claims of past infringement, and settled their patent disputes by entering into a cross-license agreement. Under the terms of the agreement, Aspect agreed to pay Lucent a one-time fee and future royalties. As a result of this subsequent event affecting the 1997 consolidated financial statements, the Company recorded a non-recurring charge of $14 million in its fourth fiscal quarter ended December 31, 1997. (See Note 15 to the Consolidated Financial Statements.)

Except for historical information contained herein, the matters discussed in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended; Section 32E of the Securities and Exchange Act of 1934, as amended; and the Private Securities Litigation Reform Act of 1995; and are made under the safe-harbor provisions thereof. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. See "Business Environment and Risk Factors" below. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Aspect undertakes no obligation to publicly release any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

RESULTS OF OPERATIONS

Net revenues increased by 27% to $391 million in 1997 from $309 million in 1996, and 1996 revenues increased by 55% from $199 million in 1995. Net revenues for 1995 include results for TCS for the two-month period ending December 31, 1995, and net revenues for 1996 and 1997 each include a full year of results for Envoy and Prospect.

Product revenues grew by 20% to $276 million in 1997 from $231 million in 1996, and 1996 product revenues increased by 55% from $148 million in 1995. The increases in product revenues for both periods were primarily attributable to increased market demand for the Company's products, as the volume of new systems and add-ons increased from year to year, and the impact of TCS's product revenues in 1996 and 1997. Growth in product revenues for 1997 was higher in international markets than in North America. There were no significant changes in average selling prices for new systems across the periods presented.

Customer support revenues increased by 46% to $114 million in 1997 from $78 million in 1996, and 1996 customer support revenues increased 55% from $51 million in 1995. Growth in customer support revenues for both periods resulted primarily from increases in maintenance revenues as a result of the growth in the Company's installed base and the impact of TCS's customer support revenues in 1996 and 1997. In addition, growth from 1996 to 1997 reflects expansion of the Company's Consulting and Systems Integration (C&SI) business unit established in 1996. Customer support revenues include charges for providing contractually agreed-upon system service and maintenance (which typically commence twelve months from the date a system is installed and, accordingly, are primarily affected by growth in the installed base); charges to install products; consulting and systems integration revenues; and other support services.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

No single customer accounted for 10% or more of net revenues in any of the years presented. Net revenues outside North America as a percentage of total net revenues over the periods presented were 28% in 1997, 25% in 1996, and 24% in 1995. Revenues generated from international operations are generally denominated in foreign currencies. The Company enters into forward exchange contracts to reduce the impact of foreign currency fluctuations on the results of operations.

Gross margin on product revenues increased to 68% in 1997 from 66% in 1996 and 65% in 1995. The increase between 1997 and 1996 primarily reflects growth in add-on revenues, which generally carry higher margins, and other factors. The increase between 1996 and 1995 primarily reflects the inclusion of TCS's product revenues, which typically carry higher margins than the Company's other product revenues. On a forward-looking basis, the Company expects that the following factors, among others, could have a material impact on product gross margins: the mix of products sold; the channel of distribution; the portion of systems revenues related to accounts purchasing multiple systems; the mix and level of third-party product included as part of systems integration projects; the results of recently acquired subsidiaries and newly established business units; and cross-licensing or royalty arrangements with third parties.

Gross margin on customer support revenues was 30% in 1997, 28% in 1996, and 30% in 1995. The improvement in customer support gross margins between 1997 and 1996 was primarily attributable to increases in maintenance revenues, with lower increases in costs associated with providing customer support. The decrease in customer support margins between 1996 and 1995 reflects customer support revenues not growing proportionately with the costs associated with providing the related services. On a forward-looking basis, the Company anticipates that customer support margins will fluctuate from period to period due to fluctuations in customer support revenues (since many of the costs of providing customer support do not vary proportionately with customer support revenues), ongoing efforts to expand the Company's customer support infrastructure, and the Company's ability to build a successful C&SI business unit.

Research and development (R&D) expenses increased by 32% to $46 million in 1997 from $35 million in 1996, and 1996 R&D expenses increased 47% from $23 million in 1995, reflecting the Company's ongoing efforts to remain competitive through both new product development and expanded features for existing products. The increases across the periods presented reflect increased staffing, associated infrastructure costs, and the impact of TCS's R&D expenses in 1996 and 1997. As a percentage of net revenues, R&D expenses were 12% in 1997, 11% in 1996, and 12% in 1995. The Company continues to believe that significant investment in R&D is required to remain competitive and anticipates, on a forward-looking basis, that such expenses in 1998 will increase in absolute dollars, although such expenses as a percentage of net revenues may fluctuate between periods.

Selling, general and administrative (SG&A) expenses increased by 27% to $104 million in 1997 from $82 million in 1996, and 1996 SG&A expenses increased by 63% from $51 million in 1995. The increases across the periods presented were primarily caused by increased staffing, infrastructure, and other costs related to expansion of the Company's business; the impact of TCS's SG&A expenses in 1996 and 1997; amortization of intangible assets; and, in 1997, increased legal expenses. Increases in SG&A expenses in 1997 were partially offset by the donation of appreciated equity securities in lieu of cash to fund the Company's corporate giving program. SG&A expenses as a percentage of net revenues were 27% in 1997 and 1996, and 25% in 1995. The Company anticipates, on a forward-looking basis, that SG&A expenses will continue to increase in absolute dollars for 1998, when compared with 1997, although such expenses as a percentage of net revenues may fluctuate between periods.

Purchased in-process technology represents non-recurring charges of $4.9 million and $1.8 million associated with the acquisitions of Commerce Soft and TCS in 1997 and 1995, respectively.

The intellectual property settlement represents a non-recurring charge of $14 million related to the resolution of the Company's litigation with Lucent in February 1998, which was recorded as a subsequent event in the fourth quarter of 1997. (See Note 15 to the Consolidated Financial Statements.)

Net interest and other income increased to $7.7 million in 1997 from $2.1 million in 1996, and 1996 net interest and other income decreased from $2.5 million in 1995. The increase in net interest and other income during 1997 was due primarily to a $2.1 million gain on the sale of appreciated equity securities, higher interest earning balances, and the conversion of the Company's $55 million of convertible subordinated debentures in October 1996. The decrease from 1995 to 1996 was primarily attributable to lower interest earning balances and lower interest rates. Through October 15, 1996, the Company incurred interest expense related to $55 million of convertible subordinated debentures issued in September 1993. The interest expense related to the debentures was $2.3 million in 1996 and $2.9 million in 1995. On a forward-looking basis, the Company anticipates that net interest income will be reduced by interest expense associated with long-term debt incurred during 1997 in connection with the acquisition of intellectual property, and by an increasing

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

portion of the Company's investment portfolio invested in tax-advantaged securities, which typically earn lower stated interest rates.

The Company's effective tax rate was 41.6% in 1997, 37.1% in 1996, and 37.0% in 1995. The 1997 rate reflects the tax effect of a $4.9 million non-deductible, non-recurring charge for purchased in-process technology associated with the acquisition of Commerce Soft. Without this charge, the Company's effective tax rate for 1997 would have been 38.5%. The remaining increase in the Company's effective tax rate from 1996 to 1997 reflects expanding international operations and other factors.

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), which requires the reporting of basic earnings per share (EPS) and diluted EPS. Basic EPS is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted EPS is essentially unchanged from numbers the Company previously reported as fully diluted EPS, and includes the dilutive impact of stock options and, for 1996 and 1995, the incremental shares related to convertible subordinated debentures that were redeemed in October 1996. EPS reported in prior periods have been restated to conform with SFAS 128.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 1997, the Company's principal source of liquidity consisted of cash, cash equivalents, and short-term investments totaling $146 million, which represented 39% of total assets. The primary sources of cash during 1997 were cash provided by operating activities of $56 million, proceeds from the issuance of common stock under various stock plans of $10 million, and net sales and maturities of short-term investments of $28 million. The primary uses of cash during 1997 were $25 million for the purchase of property and equipment, and $10 million for the acquisition of intellectual property.

As of December 31, 1997, the Company's outstanding borrowings, including current and non-current portions of notes payable, totaled $12.9 million. Borrowings consisted of a $4.5 million note payable incurred in connection with the acquisition of TCS and $8.4 million related to acquisitions of intellectual property during 1997 (see Note 2 to the Consolidated Financial Statements).

The Company believes, on a forward-looking basis, that its cash, cash equivalents, short-term investments, and anticipated cash flow from operations will be sufficient to meet the Company's presently anticipated cash requirements during at least the next twelve months.

BUSINESS ENVIRONMENT AND RISK FACTORS

The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control. The following discussion highlights some of these risk factors.

The Company's revenues, gross margins, and operating results may fluctuate significantly from period to period for many reasons including, without limitation: reduced demand for the Company's products and services; a limited number of large systems or multisystem orders accounting for a significant portion of product revenues in any particular quarter; dependence on new customers for a significant percentage of product revenues; fluctuations in the results of operations of existing operations, recently acquired subsidiaries, newly established business units or distributors of the Company's products or services, or mix of products and services and channels of distribution; or changes in market growth rates for different products and services. In addition, the Company's products typically represent substantial capital commitments by customers, involving a long sales cycle and, as a result, customer purchase decisions have been, and in the future may be, significantly affected by a variety of factors including, without limitation: general economic and financial market conditions; world political events; trends in capital spending for telecommunications products; market competition and the availability or announcement of alternative technologies; and the degree to which call transaction processing is mission critical for customers.

The Company's common stock price may be subject to significant volatility. Past financial performance should not be considered a reliable indicator of performance for any future period, and investors should not use historical data to predict future results or trends. For any given quarter, a shortfall in the Company's achieved revenues or earnings from the levels expected by securities analysts or others could have an immediate and adverse effect on the price of the Company's common stock. Additionally, the Company may not learn of such shortfalls until late in a fiscal quarter, which could result in an even more immediate and adverse effect on the Company's common stock price. Such volatility may be exacerbated by the relatively low trading volume of the Company's common stock. Further, the Company operates in

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

a rapidly changing high-technology industry, which has in the past exhibited significant stock market volatility. Often, when a high-technology company's stock price declines rapidly, that company may become subject to class action securities litigation. Were the Company to become involved in such litigation, it could expend significant financial and management resources, which could have a material adverse effect on the Company's business, operating results, and financial condition.

Sales and installations of Aspect ACD Systems account for a substantial portion of net revenues. Any factor adversely affecting demand or the failure of any Aspect product or service to meet customer specifications, including system performance, system availability, installation or service delivery commitments, or other requirements, could have a material adverse effect on the Company's business, operating results, and financial condition.

The market for Aspect products and services is subject to rapid technological change and new product introductions. Current competitors or new market entrants may develop new, proprietary products with features that could adversely affect the competitive position of the Company's products. There can be no assurance that the Company will be successful in accurately anticipating market demand for products being developed; in developing, manufacturing, or marketing new products or services in a timely manner; or in enhancing existing products and services.

Due to their complexity and sophistication, from time to time the Company's software products contain defects that can be difficult to correct. There can be no assurance that software defects will not cause delays in product introductions and shipments, result in increased costs, require design modifications, impair customer satisfaction with the Company's products, or result in unanticipated downtime and lost revenues. Any such event could materially adversely affect the Company's business, operating results, and financial condition.

The Company believes the market for its products and services is highly competitive and that competition is likely to intensify. The Company's principal competitors currently include companies that market ACD systems, private branch exchange systems that include ACD features, and alternative or complementary technologies and services such as CTI software companies and systems integrators. The Company anticipates that telephone operating companies could market ACD functionality. Additional potential competitors include companies with technologies capable of providing call transaction processing, including participants in the problem tracking and resolution software market, pre - network routing companies, and a wide variety of CTI and software companies. As the hardware requirements for a traditional call center diminish due to the emergence of the Internet, local area networks, and other factors, other companies may obtain a significant position in the call transaction processing market. Many current and potential competitors, including but not limited to Lucent, Northern Telecom Limited, Rockwell International Corporation, and Siemens Business Communications Systems, Inc., have longer operating histories, considerably greater resources, and larger customer bases than Aspect. Consequently, the Company expects to encounter substantial competition from these sources, as well as from new market entrants and emerging technologies. Intensified competition could result in lower prices and margins for Aspect products, which could materially adversely affect the Company's business, operating results, and financial condition.

The telecommunications market has been characterized by extensive litigation regarding patents and other intellectual property rights. The Company has been in the past and may in the future be notified of claims that its products or services are subject to patents or other proprietary rights of third parties. For example, in March 1997, Lucent filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania alleging that the Company infringed four of Lucent's U.S. patents. Although the Company attempts to ensure that its products and processes do not infringe third-party patents or proprietary rights, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Periodically, the Company negotiates with third parties to establish patent license or cross-license agreements. Although the Company recently resolved its dispute with Lucent by entering into a cross-license agreement, there can be no assurance that such other future negotiations will result in the Company obtaining a license on satisfactory terms or at all. Moreover, license agreements with third parties may not include all intellectual property rights that may be issued to or owned by the licensors, and thus future disputes with these companies are possible. In the event an intellectual property dispute is not settled through a license, litigation could ensue. An adverse determination in such litigation or proceeding could prevent the Company from making, using, or selling certain of its products, and subject the Company to damage assessments, any of which could have a material adverse effect on the Company's business, operating results, and financial condition.

In the future, Aspect could become involved in other types of litigation, such as shareholder lawsuits for alleged violations of securities laws, claims asserted by current or former employees, and product liability claims. Any litigation in which the Company is involved, regardless of merit, source, or outcome, could result in substantial cost to and

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

diversion of effort by the Company, which could have a material adverse effect on the Company's business, operating results, and financial condition.

The Company's success depends in part upon its internally developed technology. The Company generally enters into confidentiality or license agreements with its employees, consultants, and vendors, and generally controls access to and distribution of its software, documentation, and other proprietary information. Despite these precautions, unauthorized third parties may copy or otherwise obtain and use the Company's technology. In addition, third parties may develop similar technology independently.

The Company has experienced a period of rapid growth that has placed a significant strain on the Company's managerial and operational resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train, and manage its employee base. For example, the Company intends to implement upgrades to its internal integrated business application software systems. There can be no assurance that complications will not arise from these software system transitions, resulting in substantial unanticipated expenses. In addition, the Company must carefully manage accounts receivables to limit credit risk and maintain inventories at levels consistent with product demand and the requirements of new product introductions. Inaccuracies in demand forecasts or disruption in the supply chain could quickly result in insufficient or excessive inventories and obsolescence expense.

Certain critical components are presently available only from a single source or from limited sources of supply. Some of these suppliers utilize proprietary technology that could require redesign of the Company's products with a change in vendor. Additionally, there can be no assurance suppliers will not discontinue or modify these components in a manner incompatible with the Company's use. Some manufacturing processes have been contracted to outside vendors, and certain of the tools and processes cannot be easily migrated to other vendors. Any difficulty these vendors have in meeting the Company's requirements for any reason could have a material adverse effect on the Company's business, operating results, and financial condition.

The Company manufactures components incorporated into its products pursuant to engineering and manufacturing licenses from third parties. The Company depends upon the licensors to provide technical support and cooperation in optimizing the Company's use of the licensed technologies. Should any of the licensors become unable to provide such technical support, the Company would have to develop internal capabilities or otherwise locate alternative technical support. This in turn could adversely affect the Company's ability to complete timely shipments during the transition. If, due to a breach of a license agreement or otherwise, the Company becomes unable to continue to utilize the applicable licensed technology, the Company's business, operating results, and financial condition could be materially adversely affected.

The Company's product development, manufacturing, information technology systems, corporate offices, and support functions are concentrated at a single location in the Silicon Valley area of California. In the event of a natural disaster, such as an earthquake or flood, or in localized extended outages in critical utilities or transportation systems, the Company could experience a business interruption that could have a material adverse effect on the Company's business, operating results, and financial condition.

The Company depends upon certain key management and technical personnel and on its ability to attract and retain highly qualified personnel in labor markets characterized by high demand for, and limited supply of, qualified people. Failure to attract and retain such personnel could have a material adverse effect on the Company's business, operating results, and financial condition.

Aspect has periodically acquired companies and intellectual property and made minority equity investments in companies with products, services, or technologies that potentially complement the Company's business. In the future, the Company may make further strategic acquisitions and investments or enter into joint ventures or strategic alliances with other companies. Such transactions entail numerous risks, including the following: inability to successfully integrate such companies' personnel and businesses; inability to realize anticipated synergies, economies of scale, or other value associated with such transactions; inability to commercialize acquired technologies successfully or on a timely basis; diversion of management's attention and disruption of the Company's ongoing business; inability to retain key technical and managerial personnel; inability to establish and maintain uniform standards, controls, procedures, and policies; and impairment of relationships with employees, customers, or others. In addition, future acquisitions or investments by the Company may result in the issuance of additional equity or debt securities, significant one-time write-offs, and the creation of goodwill or other intangible assets that result in future charges to earnings. Failure to avoid these or other

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders

risks and costs associated with such business combinations, investments, joint ventures, or strategic alliances could have a material adverse effect on the Company's business, operating results, and financial condition.

The Company currently operates in several international markets and anticipates entering additional markets in the future. The financial resources required to enter a new international market may vary substantially, and many countries require multiple governmental approvals prior to allowing a new entrant into the market. The cost and timing of these approvals, which may require the Company to modify its products, are often subject to considerable uncertainty and could result in longer lead times than initially anticipated. The Company's international operations are subject to additional risks, including market acceptance; exchange rate fluctuations; delays in telecommunications deregulation; difficulties in staffing and managing foreign subsidiary operations; political and economic instability; potentially negative tax consequences; and foreign and domestic trade legislation, which could result in the creation of trade barriers such as tariffs, duties, quotas, and other restrictions. Failure to successfully enter certain international markets on a timely basis could impair the Company's competitive position in such markets and prevent the Company from obtaining the scale advantages of global competitors.

The Company's products are subject to various regulations that require, among other things, that the Company's products meet certain radio frequency emission standards, be compatible with the public telephone networks, and conform to certain safety and other standards. Sales of products that fail to comply with these regulations may be prohibited by regulatory authorities until appropriate modifications are made. There can be no assurance that the Company will be successful in obtaining or maintaining the necessary regulatory approvals for its products, and failure to do so could have a material adverse effect on the Company's business, operating results, and financial condition.

The Company historically has relied primarily on its direct sales force and a limited number of distributors. In the future, the Company may depend increasingly on expanded distributor, electronic, and other alternate distribution channels to accommodate changing customer preferences. As a result, if the Company is unable to successfully expand its channels of distribution to address changes in customer preferences, competitive environment, or other factors, it could have a material adverse effect on the Company's business, operating results, and financial condition.

Many computer systems experience problems handling dates from the year 2000 and beyond, and will need to be modified prior to the year 2000 in order to remain functional. The Company is assessing both the internal readiness of its computer systems and the compliance of its products and software sold to customers for handling the year 2000. The Company expects to successfully implement the changes necessary to address these year 2000 issues, and does not believe that the cost of such actions will have a material effect on the Company. There can be no assurance, however, that there will not be delays in, or increased costs associated with, the implementation of such changes, and the Company's inability to implement such changes could have a material adverse effect on the Company's business, operating results, and financial condition. The Company has not yet fully assessed the extent of its exposure, or investigated the plans of its suppliers and vendors to address their exposures to these year 2000 problems, and thus the Company may be adversely impacted should these organizations not successfully address this issue.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                           CONSOLIDATED BALANCE SHEETS


DECEMBER 31,                                                             1997          1996
---------------------                                                 ---------      ---------
(in thousands, except share and per share amounts)

ASSETS
Current assets:
   Cash and cash equivalents                                          $ 106,046      $  47,996
   Short-term investments                                                40,170         67,801
   Accounts receivable (net of allowance for doubtful
         accounts: $1,716 in 1997 and $1,202 in 1996)                    86,896         53,211
   Inventories                                                           12,306         15,485
   Other current assets                                                  20,413         14,731
                                                                      ---------      ---------
         Total current assets                                           265,831        199,224

Property and equipment -- net                                            58,704         51,348
Intangible assets -- net                                                 42,654         28,888
Other assets                                                              3,154          3,633
                                                                      ---------      ---------
Total assets                                                          $ 370,343      $ 283,093
                                                                      ---------      ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                   $   9,401      $  10,027
   Current portion of notes payable                                       6,399             --
   Accrued compensation and related benefits                             14,256          8,896
   Accrued intellectual property settlement                              14,000             --
   Other accrued liabilities                                             36,335         20,741
   Customer deposits and deferred revenue                                15,626         19,481
                                                                      ---------      ---------
         Total current liabilities                                       96,017         59,145

Note(s) payable                                                           6,531          4,500
Commitments and contingencies
Shareholders' equity:
   Preferred stock, $.01 par value:
         2,000,000 shares authorized, none outstanding in 1997 an            --             --
   Common stock, $.01 par value:
         100,000,000 shares authorized, shares outstanding:
         49,996,731 in 1997 and 48,806,580 in 1996                      144,524        128,186
Net unrealized gain on securities                                         1,267          2,534
Accumulated translation adjustments                                      (1,951)           (45)
Retained earnings                                                       123,955         88,773
                                                                      ---------      ---------
         Total shareholders' equity                                     267,795        219,448
                                                                      ---------      ---------
Total liabilities and shareholders' equity                            $ 370,343      $ 283,093
                                                                      ---------      ---------


See Notes to Consolidated Financial Statements.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                        CONSOLIDATED STATEMENTS OF INCOME


YEARS ENDED DECEMBER 31,                       1997           1996           1995
------------------------                     ---------      ---------      ---------
(in thousands, except per share amounts)

Net revenues:
   Product                                   $ 276,471      $ 230,539      $ 148,436
   Customer support                            114,171         78,164         50,536
                                             ---------      ---------      ---------
Total net revenues                             390,642        308,703        198,972
                                             ---------      ---------      ---------

Cost of revenues:
   Cost of product revenues                     89,529         77,374         52,007
   Cost of customer support revenues            79,444         56,548         35,369
                                             ---------      ---------      ---------
Total cost of revenues                         168,973        133,922         87,376
                                             ---------      ---------      ---------
Gross margin                                   221,669        174,781        111,596

Operating expenses:
   Research and development                     45,723         34,585         23,450
   Selling, general and administrative         104,431         82,478         50,726
   Purchased in-process technology               4,910             --          1,800
   Intellectual property settlement             14,000             --             --
                                             ---------      ---------      ---------
Total operating expenses                       169,064        117,063         75,976
                                             ---------      ---------      ---------

Income from operations                          52,605         57,718         35,620

Interest and other income                        7,966          4,884          5,649
Interest expense                                  (293)        (2,774)        (3,188)
                                             ---------      ---------      ---------
Income before income taxes                      60,278         59,828         38,081
Provision for income taxes                      25,096         22,195         14,090
                                             ---------      ---------      ---------
Net income                                   $  35,182      $  37,633      $  23,991
                                             ---------      ---------      ---------


Basic earnings per share                     $    0.71      $    0.86      $    0.58
Weighted average shares outstanding             49,302         43,917         41,314


Diluted earnings per share                   $    0.67      $    0.75      $    0.52
Weighted average shares outstanding --
   assuming dilution                            52,307         52,163         49,352



See Notes to Consolidated Financial Statements.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                   NOTES          NET
                                                                 RECEIVABLE    UNREALIZED
                                                                 FROM SALE        GAIN       ACCUMULATED
                                             COMMON STOCK        OF COMMON     (LOSS) ON     TRANSLATION     RETAINED
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)     SHARES       AMOUNT       STOCK       SECURITIES    ADJUSTMENTS     EARNINGS      TOTAL
                                       ----------   ----------   ----------    ----------    -----------    ----------   ----------

BALANCES, DECEMBER 31, 1994            40,652,200   $   55,226   $      (10)   $     (606)   $     (344)   $   26,547   $   80,813

Issuance of common stock
   under stock purchase plans             344,800        2,524           --            --            --            --        2,524
Issuance of common stock
   under other stock plans                755,922        2,911           --            --            --            --        2,911
Collection of notes receivable                 --           --           10            --            --            --           10
Income tax benefit for employee
   stock option transactions                   --        1,421           --            --            --            --        1,421
Net unrealized gain on securities              --           --           --           708            --            --          708
Accumulated translation adjustments            --           --           --            --           (93)           --          (93)
Net income                                     --           --           --            --            --        23,991       23,991
                                       ----------   ----------   ----------    ----------    ----------    ----------   ----------
BALANCES, DECEMBER 31, 1995            41,752,922       62,082           --           102          (437)       50,538      112,285

Adjustment in connection with
   pooling of interests                   490,836          378           --            --            --           602          980
Issuance of common stock
   under stock purchase plans             178,426        3,149           --            --            --            --        3,149
Issuance of common stock
   under other stock plans                725,232        4,633           --            --            --            --        4,633
Income tax benefit for employee
   stock option transactions                   --        4,177           --            --            --            --        4,177
Issuance of common stock related to
   the conversion of the convertible
   subordinated debentures, net of
   unamortized debt issuance costs
   of $1,233                            5,659,164       53,767           --            --            --            --       53,767
Net unrealized gain on securities              --           --           --         2,432            --            --        2,432
Accumulated translation adjustments            --           --           --            --           392            --          392
Net income                                     --           --           --            --            --        37,633       37,633
                                       ----------   ----------   ----------    ----------    ----------    ----------   ----------
BALANCES, DECEMBER 31, 1996            48,806,580      128,186           --         2,534           (45)       88,773      219,448

Issuance of common stock
   under stock purchase plans             238,478        4,291           --            --            --            --        4,291
Issuance of common stock
   under other stock plans                774,364        5,242           --            --            --            --        5,242
Income tax benefit for employee
   stock option transactions                   --        2,195           --            --            --            --        2,195
Issuance of common stock related to
   acquisition                            177,309        4,610           --            --            --            --        4,610
Net unrealized loss on securities              --           --           --        (1,267)           --            --       (1,267)
Accumulated translation adjustments            --           --           --            --        (1,906)           --       (1,906)
Net income                                     --           --           --            --            --        35,182       35,182
                                       ----------   ----------   ----------    ----------    ----------    ----------   ----------
BALANCES, DECEMBER 31, 1997            49,996,731   $  144,524   $       --    $    1,267    $   (1,951)   $  123,955   $  267,795
                                       ----------   ----------   ----------    ----------    ----------    ----------   ----------



See Notes to Consolidated Financial Statements.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                      1997         1996         1995
------------------------                                                    ---------    ---------    ---------
(in thousands)

Cash flows from operating activities:
   Net income                                                               $  35,182    $  37,633    $  23,991
   Reconciliation of net income to cash provided by
      operating activities:
         Depreciation and amortization                                         17,170       16,296        8,687
         Purchased in-process technology                                        4,910           --        1,800
         Gain on the sale of equity securities                                 (2,070)          --           --
         Changes in assets and liabilities, net of effects from companies acquired in 1997 and 1995:
                Accounts receivable                                           (34,865)     (12,024)      (9,764)
                Inventories                                                     2,904       (4,265)      (2,297)
                Other current assets and other assets                          (1,821)      (4,191)      (1,351)
                Accounts payable                                                 (645)      (3,966)       3,520
                Accrued compensation and related benefits                       5,406           67          464
                Accrued intellectual property settlement                       14,000           --           --
                Other accrued liabilities                                      19,131        9,147        5,593
                Customer deposits and deferred revenue                         (3,624)      10,078         (810)
                                                                            ---------    ---------    ---------
                   Cash provided by operating activities                       55,678       48,775       29,833

Cash flows from financing activities:
   Other common stock transactions -- net                                       9,533        7,782        5,445
                                                                            ---------    ---------    ---------
                   Cash provided by financing activities                        9,533        7,782        5,445

Cash flows from investing activities:
   Short-term investment purchases                                            (41,936)     (93,174)     (85,794)
   Short-term investment sales and maturities                                  69,781       96,531       89,597
   Acquisition of intellectual property                                        (9,750)          --           --
   Property and equipment purchases                                           (24,922)     (33,210)     (16,627)
   Purchase of company, net of cash acquired                                     (278)          --      (28,408)
                                                                            ---------    ---------    ---------
                   Cash used in investing activities                           (7,105)     (29,853)     (41,232)
Effect of exchange rate changes on cash and cash equivalents                      (56)        (810)          85
                                                                            ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents                               58,050       25,894       (5,869)
Cash and cash equivalents:
   Beginning of year                                                           47,996       22,102       27,971
                                                                            ---------    ---------    ---------
   End of year                                                              $ 106,046    $  47,996    $  22,102
                                                                            ---------    ---------    ---------

Supplemental disclosure of cash flow information:
   Cash paid for interest                                                   $     379    $   3,127    $   2,750
   Cash paid for income taxes                                               $  24,047    $  18,852    $  11,329
Supplemental schedule of noncash investing and financing activities:
      Income tax benefit from employee stock transactions                   $   2,195    $   4,177    $   1,421
      Notes payable issued in connection with the
         acquisition of intellectual property, net of discount of $1,570    $   8,430    $      --    $      --
      Conversion of convertible subordinated debentures
         into shares of common stock, net of unamortized
         debt issuance costs of $1,233                                      $      --    $  53,767    $      --


See Notes to Consolidated Financial Statements.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Aspect Telecommunications Corporation (Aspect or the Company) is a worldwide provider of comprehensive business solutions for companies that generate revenue, serve customers, and handle inquiries. The Company's solutions include automatic call distributor (ACD) systems and software; computer-telephony integration (CTI) application software and tools; interactive voice response
(IVR) systems; Web response systems; management information and reporting tools; and planning and forecasting packages. The Company also delivers consulting, training, and systems integration services that help companies plan, integrate, staff, and manage call centers effectively.

CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

INVESTMENTS

The Company has classified all of its investments as available-for-sale securities. While the Company's intent is to hold debt securities to maturity, the Company has classified all debt securities as available-for-sale securities, as the sale of such securities may be required prior to maturity to implement management strategies. The carrying value of all securities is adjusted to fair market value, with unrealized gains and losses, net of deferred taxes, being excluded from earnings and reported as a separate component of shareholders' equity. Cost is based on the specific identification method for purposes of computing realized gains or losses.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of two to thirty years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life.

INTANGIBLE ASSETS

Intangible assets at December 31, 1997, consist of $42,654,000 (net of accumulated amortization of $8,992,000) of purchased existing technology, goodwill, covenants not to compete, and a trademark acquired in the acquisition of TCS Management Group, Inc.; purchased intellectual property; and purchased existing technology associated with the acquisition of Commerce Soft Inc. (see
Note 2). These intangible assets are amortized on a straight-line basis over periods of two to ten years.

SOFTWARE DEVELOPMENT COSTS

The costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed." Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CUSTOMER DEPOSITS AND DEFERRED REVENUE

Customer deposits primarily represent payments received from customers upon product order. Deferred revenue represents payments received from customers for maintenance support or products prior to revenue recognition.

REVENUE RECOGNITION

The Company generally recognizes revenue from the sale of systems upon installation at the customer site; revenues from add-ons, upgrades, software licenses, and systems sales to distributors are generally recognized upon shipment to the customer or distributor. Customer support revenues consist primarily of revenues from new system installations, which are recognized when the service is provided, and ongoing customer support revenues, which are recognized ratably over the support period. Revenues are recorded net of sales returns and allowances. Product warranty costs and costs related to insignificant vendor obligations for post-contract customer support are accrued when revenue is recognized.

STOCK-BASED COMPENSATION

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees."

PER SHARE INFORMATION

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128), which requires the reporting of basic earnings per share (EPS) and diluted EPS. Basic EPS is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted EPS is essentially unchanged from numbers the Company previously reported as fully diluted EPS, and includes the dilutive impact of stock options and, for 1996 and 1995, the incremental shares related to convertible subordinated debentures that were redeemed in October 1996. EPS reported in prior periods have been restated to conform with SFAS 128. See Note 12 for the calculation of basic and diluted EPS for all periods presented.

FOREIGN CURRENCY TRANSLATION AND FOREIGN EXCHANGE CONTRACTS

Operations of the Company's foreign subsidiaries are measured using the local currency as the functional currency for each subsidiary. Assets and liabilities of the foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect as of the balance sheet dates, and results of operations for each subsidiary are translated using average rates in effect for the periods presented. Foreign currency transaction gains and losses, which are included in the consolidated statements of income, have not been material in any of the three years presented. The Company enters into foreign exchange contracts as a hedge against intercompany account balances. Market value gains and losses on these contracts offset foreign exchange gains or losses on the balances being hedged.

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Such management estimates include the allowance for doubtful accounts receivable, the value of intangible assets, and warranty reserves. Actual results could differ from those estimates.

The Company sells its products primarily to large organizations in diversified industries in North America and Europe, and generally does not require its customers to provide collateral or other security to support accounts receivable. However, the Company's intention is to mitigate its credit risk on system sales by receiving a portion of the sales price prior to shipping the product. While the Company maintains allowances for potential bad debt losses, such losses to date have not been material.

The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control, that could have a material adverse effect on the Company's business, operating results, and financial condition. These risks include variability and uncertainty of revenues and operating results; product concentration, technological change, and new products; competition; intellectual property/litigation; management of growth; dependence on key personnel; limited sources of component supply; licenses from third parties; geographic

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


concentration; acquisitions and investments; international operations; regulatory requirements; expansion of distribution channels; and year 2000 compliance issues.

RECLASSIFICATIONS

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted. The Company will adopt these pronouncements in 1998. Adoption of these statements will not affect the Company's consolidated financial position, results of operations or cash flows.

In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2). This statement provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. This statement supersedes Statement of Position 91-1, "Software Revenue Recognition". SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. While the Company has not completed its evaluation of SOP 97-2, the Company currently believes that the adoption of this statement will not have a material impact on the Company's financial position or results of operations.

NOTE 2: BUSINESS COMBINATIONS AND OTHER ACQUISITIONS

In October 1997, the Company acquired two intellectual property portfolios by paying $9,750,000 in cash and issuing $10,000,000 in notes payable. These notes are stated net of $1,570,000 in discounts, with imputed interest rates of 7%, and payable in installments over the next five to six years. These portfolios were capitalized as intangible assets and are being amortized over periods ranging from six to eight years. The agreements also contain balloon payments at the end of five years that are contingent upon the Company achieving certain financial and other parameters. Liabilities for these contingent amounts will be reflected in the financial statements when these payments become probable.

In September 1997, the Company acquired Commerce Soft Inc. (Commerce Soft), a developer of customer interaction technology. In connection with the acquisition, the Company issued approximately 177,000 shares of common stock for all the outstanding stock of Commerce Soft and assumed outstanding Commerce Soft stock options, which were converted to options to purchase approximately 21,000 shares of the Company's common stock. The transaction was accounted for as a purchase that resulted in a one-time charge of $4,910,000 related to in-process technology. The remaining portion of the purchase price that exceeded the net assets of Commerce Soft was recorded as intangible assets and is being amortized over a period of two years. The operating results of Commerce Soft have been included in the consolidated statements of income since the date of acquisition. Pro forma results, as though Commerce Soft were acquired at the beginning of 1996, are not disclosed as they are insignificant to the 1997 and 1996 results of operations.

In October 1996, the Company acquired Prospect Software, Inc. (Prospect), by issuing 280,000 shares of common stock for all of the outstanding stock of Prospect. Prospect is a provider of application development tools for building connectivity to a variety of call center systems and network-based computer applications. The acquisition was accounted for as a pooling of interests.

In September 1996, the Company acquired Envoy Holdings Limited (Envoy) by issuing approximately 211,000 shares of common stock for all of the outstanding stock of Envoy. Envoy Systems Limited, the primary operating subsidiary of Envoy, provides call center and telebusiness solutions to help improve customer service through consulting services, software, and systems integration. The acquisition was accounted for as a pooling of interests.

All financial data for 1996 reflects the acquisitions of Envoy and Prospect, and all material intercompany transactions during such period have been eliminated. As the historical operations of Envoy and Prospect were not significant to any

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


year presented, the Company's financial statements for prior years have not been restated and the financial effect of the prior years' results of operations of Envoy and Prospect has been accounted for as a $602,000 increase to retained earnings in 1996.

Summarized results of operations of the separate companies for the nine months ended September 30, 1996, are as follows (in thousands):

                         NET REVENUES  NET INCOME
                         ------------  ----------
Aspect                    $ 215,613    $  26,646
Envoy                         2,638          157
Envoy acquisition costs          --         (374)
Prospect                      2,378          883
Eliminations                   (475)        (123)
                          ---------    ---------
                          $ 220,154    $  27,189
                          ---------    ---------


In October 1995, the Company acquired TCS Management Group, Inc. (TCS), a company engaged in the business of designing, marketing, and supporting software that automates the tasks associated with managing the workforce in a call center, specifically call forecasting, staff scheduling, and staff performance tracking. The acquisition was accounted for as a purchase. The aggregate purchase price of $37,500,000, consisting of $33,000,000 in cash and a promissory note of $4,500,000, plus costs of approximately $250,000 directly attributable to the acquisition, have been allocated to the assets acquired and liabilities assumed. The promissory note is due October 31, 1998, and bears interest at the prime rate (8.50% at December 31, 1997). Approximately $1,800,000 of the total purchase price represented the value of in-process technology that had not reached technological feasibility and that had no alternative future use and was charged to research and development expense in the fourth quarter of 1995.

The fair value of assets acquired, excluding the $1,800,000 of purchased in-process technology charged to operations, was $42,214,000 and liabilities of $6,514,000 were assumed.

The operating results of TCS have been included in the consolidated statements of income since the date of acquisition. Had the acquisition taken place at the beginning of 1995, unaudited pro forma results of operations would have been as follows for the year ended December 31 (in thousands, except per share data):

                                      1995
                                  ---------
Net revenues                      $211,852
Net income                          24,204
Diluted earnings per share            0.53


The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles and goodwill, interest expense on the promissory note, the elimination of certain non-recurring expenses, and interest income associated with funding the acquisition. The $1,800,000 charge for purchased in-process technology has been excluded from the pro forma results as it is a non-recurring charge.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3: INVESTMENTS

Short-term investments at December 31 consist of the following (in thousands):

                                          1997
                          -----------------------------------------
                                       GROSS     GROSS
                          AMORTIZED  UNREALIZED UNREALIZED MARKET
                             COST      GAINS    LOSSES      VALUE
                            -------   -------   -------    -------
Municipal obligations       $32,760   $    29   $   (13)   $32,776
Corporate notes and bonds     2,946         2        (4)     2,944
Treasury bills                2,455         2        --      2,457
Foreign debt issues           1,991         2        --      1,993
                            -------   -------   -------    -------
   Total                    $40,152   $    35   $   (17)   $40,170
                            -------   -------   -------    -------

                                           1996
                          -----------------------------------------
                                       GROSS     GROSS
                          AMORTIZED  UNREALIZED UNREALIZED MARKET
                             COST      GAINS    LOSSES      VALUE
                            -------   -------   -------    -------
Municipal obligations       $34,680   $   105   $  (320)   $34,465
Corporate notes and bonds    26,804        63       (38)    26,829
Treasury bills                3,506        --        (7)     3,499
Foreign debt issues           3,009        --        (1)     3,008
                            -------   -------   -------    -------
   Total                    $67,999   $   168   $  (366)   $67,801
                            -------   -------   -------    -------

The maturity of short-term investments at December 31, 1997, was as follows (in thousands):

                               MARKET VALUE
                           -------------------
                             WITHIN   ONE TO
                           ONE YEAR  TWO YEARS
                           --------  ---------
Municipal obligations       $29,636   $ 3,140
Corporate notes and bonds     2,944        --
Treasury bills                2,457        --
Foreign debt issues           1,993        --
                            -------   -------
   Total                    $37,030   $ 3,140
                            -------   -------

Included in other current assets at December 31, 1997, is an investment in equity securities with a market value of $2,261,000 (cost of $169,000).

The Company realized a gain of $2,070,000 from the sale of appreciated equity securities in 1997. Realized gains and losses were not significant in 1996 and 1995.

NOTE 4: INVENTORIES

Inventories at December 31 consist of (in thousands):

                    1997       1996
                   -------   -------
Raw materials      $ 5,331   $ 7,058
Work in progress     3,624     3,081
Finished goods       3,351     5,346
                   -------   -------
   Total           $12,306   $15,485
                   -------   -------

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5: PROPERTY AND EQUIPMENT

Property and equipment at December 31 consist of (in thousands):

                                              1997         1996
                                            ---------    ---------
Land                                        $   3,912    $   3,891
Building and improvements                       9,820        6,809
Computer and development equipment             55,669       48,107
Field spares                                   15,034       13,633
Office equipment                               23,669       15,393
Leasehold improvements                         12,064        8,844
                                            ---------    ---------
   Total                                      120,168       96,677
Accumulated depreciation and amortization     (61,464)     (45,329)
                                            ---------    ---------
Property and equipment -- net               $  58,704    $  51,348
                                            ---------    ---------


NOTE 6: OTHER ACCRUED LIABILITIES

Other accrued liabilities at December 31 consist of (in thousands):

                         1997      1996
                       -------   -------
Income taxes payable   $12,048   $ 6,263
Product warranty         3,948     3,778
Other                   20,339    10,700
                       -------   -------
   Total               $36,335   $20,741
                       -------   -------


NOTE 7: SHAREHOLDERS' EQUITY

STOCK OPTION PLANS

Under the Company's stock option plans, incentive and nonqualified stock options may be granted to employees, officers, and directors. All options must be granted at fair market value. Options granted to nondirectors become exercisable as determined by the Board of Directors (generally over four years) and typically expire ten years after the date of grant. Options granted to outside directors become exercisable over four years and currently expire five years after the date of grant.

A summary of stock option activity follows:

                                               WEIGHTED-
                                 NUMBER OF     AVERAGE
                                 SHARES        EXERCISE PRICE
                                 ----------    --------------
Outstanding, December 31, 1994    5,499,756    $    5.70

Granted                           2,788,100    $   13.03
Canceled                           (690,412)   $    7.09
Exercised                          (754,682)   $    3.86
                                 ----------    ---------
Outstanding, December 31, 1995    6,842,762    $    8.75

Granted                           2,554,000    $   25.84
Canceled                           (525,089)   $   13.05
Exercised                          (723,724)   $    6.16
                                 ----------    ---------
Outstanding, December 31, 1996    8,147,949    $   14.06

Granted                           2,256,584    $   22.82
Canceled                           (684,971)   $   19.00
Exercised                          (771,030)   $    6.77
                                 ----------    ---------
Outstanding, December 31, 1997    8,948,532    $   16.52
                                 ----------    ---------

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes information about stock options outstanding at December 31, 1997:

                                   OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                      ---------------------------------------------  ----------------------------
                                   WEIGHTED-AVERAGE     WEIGHTED-                     WEIGHTED-
    RANGE OF            NUMBER        REMAINING         AVERAGE        NUMBER         AVERAGE
 EXERCISE PRICES      OUTSTANDING  CONTRACTUAL LIFE  EXERCISE PRICE  EXERCISABLE   EXERCISE PRICE
 ---------------      -----------  ----------------  --------------  -----------   --------------
$  0.50 - $  9.50     2,166,349      4.83 years      $    4.98       1,803,816     $    4.45
$  9.88 - $ 17.88     3,082,160      7.64            $   13.64       1,372,266     $   12.36
$ 18.25 - $ 32.02     3,700,023      8.50            $   25.67         805,288     $   25.52
------------------    ---------     -----            ---------       ---------     ---------
$  0.50 - $ 32.02     8,948,532      7.31            $   16.52       3,981,370     $   11.44
------------------    ---------     -----            ---------       ---------     ---------


At December 31, 1997, 4,107,556 shares were available for future grant under the Company's stock option plans.

At December 31, 1996 and 1995, options to purchase 2,814,004 and 1,967,694 shares, respectively, were exercisable at weighted-average exercise prices of $6.91 and $4.43, respectively.

EMPLOYEE STOCK PURCHASE PLAN

In April 1990, the Board of Directors established the 1990 Employee Stock Purchase Plan, under which 2,100,000 common shares are authorized for sale to qualified employees through payroll withholdings at a price equal to 85% of the lower of the fair market value as of the beginning or end of the offering period. At December 31, 1997, 1,861,507 shares had been issued under this plan.

STOCK-BASED COMPENSATION

The Company utilizes stock options to attract new employees and retain existing employees. Such options provide the grantee an opportunity to purchase the Company's common stock at the fair market value of such shares as of the date of grant, pursuant to a vesting period. The options expire based on the earlier of the employee's termination date or typically ten years from the grant date. In 1996, the Company was required to adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 requires that the fair value of stock-based awards to employees be calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company's stock-based awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values. Accordingly, management believes that the pro forma amounts below, which are based on the methodology required under SFAS 123, do not necessarily provide a reliable single measure of the fair value of the Company's stock-based awards.

SFAS 123 encourages, but does not require, companies to record compensation cost for stock-based awards at fair value. Under this method, compensation cost is measured based on the fair value of the stock award when granted, and is recognized as an expense over the service period, which is usually the vesting period. As discussed in Note 1, the Company has chosen to continue to account for stock-based awards using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had the compensation cost for the Company's stock-based awards been determined based on the fair value at the grant dates for awards under those plans in 1997 and 1996 consistent with the method of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                           1997           1996           1995
                                                       -----------    -----------    -----------
Net income                             As reported     $    35,182    $    37,633    $    23,991
                                       Pro forma       $    21,267    $    27,849    $    21,812


Basic earnings per share               As reported     $      0.71    $      0.86    $      0.58
                                       Pro forma       $      0.43    $      0.63    $      0.53


Diluted earnings per share             As reported     $      0.67    $      0.75    $      0.52
                                       Pro forma       $      0.41    $      0.56    $      0.48

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The initial impact of adopting SFAS 123 disclosures may not be representative of the effect on pro forma net income and earnings per share in future years because the impact of outstanding nonvested stock options granted prior to 1995 has been excluded from the pro forma calculations, options vest over several years, and additional option grants may be made each year.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected life, seven months following vesting; stock volatility, approximately 50%; risk-free interest rate, approximately 6%; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. The weighted-average fair value of options granted during 1997, 1996, and 1995 was approximately $9.50, $10.00, and $5.00, respectively.

The fair value of the employees' purchase rights under the Employee Stock Purchase Plan was estimated using the Black-Scholes model with the following weighted-average assumptions: expected life, six months; expected volatility, 72% in 1997, 54% in 1996, and 39% in 1995; risk-free interest rate, approximately 6%; and no dividends during the expected term. The weighted-average fair value of purchase rights granted in 1997, 1996, and 1995 was approximately $9.00, $6.00, and $2.50, respectively.

SHARES RESERVED FOR ISSUANCE

At December 31, 1997, the Company had reserved shares of common stock for issuance as follows:

Stock option plans                13,056,088
Stock purchase plan                  238,493
Other stock plans                      8,090
                                  ----------
   Total                          13,302,671
                                  ----------


NOTE 8: INCOME TAXES

Tax provisions for the years ended December 31 consist of (in thousands):

                    1997          1996          1995
                  --------      --------      --------
Current:
   Federal        $ 27,183      $ 16,303      $ 10,140
   State             4,855         2,371         2,300
   Foreign           2,342         2,258         3,487
                  --------      --------      --------
     Subtotal       34,380        20,932        15,927



Deferred:
   Federal          (8,217)        1,294        (1,730)
   State            (1,067)          (31)         (107)
                  --------      --------      --------
     Subtotal       (9,284)        1,263        (1,837)
                  --------      --------      --------
        Total     $ 25,096      $ 22,195      $ 14,090
                  --------      --------      --------


Income before income taxes for the years ended December 31 consists of (in thousands):

                    1997        1996      1995
                  -------     -------     -------
Domestic          $53,095     $53,707     $27,740
Foreign - net       7,183       6,121      10,341
                  -------     -------     -------
     Total        $60,278     $59,828     $38,081
                  -------     -------     -------

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of income before income taxes for the years ended December 31 was as follows:

                                                  1997       1996       1995
                                                  -----     ------     ------
Tax at statutory rate                             35.0%      35.0%      35.0%
State income taxes -- net of federal effect        4.1        3.8        3.8
Research and development tax credits              (1.6)      (0.8)      (0.6)
Tax exempt investment income                      (1.0)      (0.7)      (1.3)
Foreign sales corporation benefit                 (0.8)      (0.5)      (0.4)
Other                                              2.8        0.3        0.5
                                                  ----       ----       ----
      Subtotal                                    38.5%      37.1%      37.0%

Nondeductible charge for purchased
   in-process technology                           3.1%        --         --
                                                  ----       ----       ----
      Total                                       41.6%      37.1%      37.0%
                                                  ----       ----       ----

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss carryforwards. Significant components of the Company's deferred income tax assets and liabilities as of December 31 were as follows (in thousands):

                                                    1997          1996
                                                  --------      --------
Deferred tax assets:
   Accruals deductible in different periods       $ 12,258      $  4,976
   Depreciation and amortization                     2,992         1,495
   Overhead in inventory                               482           514
   Net operating loss of foreign subsidiaries          136           520
   Revenue recognized in different periods              --           224
                                                  --------      --------
                                                    15,868         7,729
Deferred tax liabilities:
   Unrealized gains on investments                    (793)       (1,554)
Valuation allowance for net operating loss of
   foreign subsidiaries                               (136)         (520)
                                                  --------      --------
Net deferred tax asset                            $ 14,939      $  5,655
                                                  --------      --------

NOTE 9: COMMITMENTS

Certain manufacturing and administrative facilities are leased under operating leases through 2013. Certain leases provide for escalating rental payments over the lease period, and rent expense for such leases is recognized on a straight-line basis over the terms of the leases. Rent expense was $6,426,000, $5,613,000, and $3,720,000 in 1997, 1996, and 1995, respectively.

Future minimum payments under the Company's operating leases at December 31, 1997, are (in thousands):

1998                                $    8,590
1999                                     8,429
2000                                     7,745
2001                                     6,172
2002                                     4,809
2003 and thereafter                     22,986
                                    ----------
     Total                          $   58,731
                                    ----------

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10: LITIGATION

The segment of the telecommunications market that includes the Company's products has been characterized by extensive litigation regarding patents and other intellectual property rights. As is common in the telecommunications industry, the Company has been in the past and may in the future be notified of claims that its products or services are subject to patents or other proprietary rights of third parties. While the Company is not aware that its products or processes infringe any valid third-party patents or proprietary rights, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company. Periodically, the Company negotiates with third parties to establish patent license or cross-license agreements. There can be no assurance that such negotiations will result in the Company obtaining a license on satisfactory terms or at all. Moreover, license agreements with third parties may not include all intellectual property rights that may be issued to or owned by the licensors, and thus future disputes with these companies are possible. In the event an intellectual property dispute is not settled through a license, litigation could ensue. Any litigation, or interference proceedings that may be declared by the United States Patent and Trademark Office to determine the priority of inventions, could result in substantial expense to the Company and significant diversion of effort by the Company's technical and managerial personnel. An adverse determination in such litigation or proceeding, could prevent the Company from making, using, or selling certain of its products, and subject the Company to damage assessments, all of which could have a material adverse effect on the Company's business, operating results, or financial condition. (See Note 15.)

In addition, the Company is from time to time involved in litigation or claims that arise in the normal course of business. The Company does not expect that any current litigation or claims will have a material adverse effect on the Company's business, operating results, and financial condition.

NOTE 11: EMPLOYEE BENEFIT PLAN

Qualified employees are eligible to participate in the Company's 401(k) tax-deferred savings plan. Participants may contribute up to 17% of their eligible earnings (up to a maximum contribution of $9,500 in 1997) to this plan, for which the Company, at the discretion of the Board of Directors and within certain limitations, may make matching contributions, in addition to discretionary contributions to cover the administrative costs of the plan. Contributions made by the Company to the plan were $2,349,000, $1,811,000, and $799,000 in 1997, 1996, and 1995, respectively.

NOTE 12: EARNINGS PER SHARE

Basic and diluted EPS for the years ended December 31 are calculated as follows (in thousands, except per share data):

                                                           1997        1996        1995
                                                          -------     -------     -------
Basic EPS:
    Weighted average shares outstanding                    49,302      43,917      41,314

    Net income                                            $35,182     $37,633     $23,991

            Basic EPS                                     $  0.71     $  0.86     $  0.58
                                                          -------     -------     -------

Diluted EPS:
    Weighted average shares outstanding                    49,302      43,917      41,314
    Dilutive effect of options                              3,005       3,780       2,378
    Weighted average shares issuable
       upon assumed conversion of debt                         --       4,466       5,660
                                                          -------     -------     -------
            Total                                          52,307      52,163      49,352

    Net income                                            $35,182     $37,633     $23,991
    Interest expense during the period on convertible
       subordinated debentures, net of tax                     --       1,460       1,857
                                                          -------     -------     -------

    Net income adjusted for diluted calculation           $35,182     $39,093     $25,848
                                                          -------     -------     -------

            Diluted EPS                                   $  0.67     $  0.75     $  0.52
                                                          -------     -------     -------


Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13: OPERATIONS BY GEOGRAPHIC AREA AND MAJOR CUSTOMER

The Company operates in the telecommunications industry primarily in North America and Europe. The following represents a summary of operations by geographic area for the years ended December 31 (in thousands):

                                  1997            1996          1995
                                ---------      ---------      ---------
Net revenues:
   North America                $ 288,363      $ 239,412      $ 152,731
   Europe                         102,279         69,291         46,241
                                ---------      ---------      ---------
   Consolidated                 $ 390,642      $ 308,703      $ 198,972
                                ---------      ---------      ---------

North American transfers to
   other geographic areas       $  50,768      $  30,647      $  13,076
                                ---------      ---------      ---------

Income from operations:
   North America                $  45,471      $  52,748      $  25,256
   Europe                           6,637          5,968         10,165
   Eliminations                       497           (998)           199
                                ---------      ---------      ---------
   Consolidated                 $  52,605      $  57,718      $  35,620
                                ---------      ---------      ---------

Identifiable assets:
   North America                $ 332,638      $ 247,199      $ 199,690
   Europe                          44,574         40,421         28,746
   Eliminations                    (6,869)        (4,527)       (12,565)
                                ---------      ---------      ---------
   Consolidated                 $ 370,343      $ 283,093      $ 215,871
                                ---------      ---------      ---------

Intercompany transfers are made at arm's-length prices. No single customer accounted for 10% or more of net revenues in 1997, 1996, or 1995.

NOTE 14: FINANCIAL INSTRUMENTS FAIR VALUE DISCLOSURE

The following summary disclosures are made in accordance with the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), which requires the disclosure of fair value information about both on- and off-balance sheet financial instruments where it is practicable to estimate the value. Fair value is defined in SFAS 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale that is not the Company's intent.

Because SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Company. Amounts at December 31 consist of (in thousands):

                                               1997                      1996
                                       ----------------------    -----------------------
                                        CARRYING    ESTIMATED    CARRYING     ESTIMATED
                                        AMOUNT      FAIR VALUE   AMOUNT       FAIR VALUE
                                        ------      ----------   ------       ----------
Assets:
   Cash and cash equivalents           $106,046     $106,046     $ 47,996     $ 47,996
   Short-term investments                40,170       40,170       67,801       67,801
   Investment in equity securities        2,261        2,261        4,736        4,736

Commitments:
   Foreign exchange contracts          $ 11,063     $ 11,059     $ 14,004     $ 14,070

At December 31, 1997 and 1996, the Company had $30,452,000 and $7,848,000,
respectively, of outstanding foreign exchange contracts in which foreign currencies (primarily British pound and German mark) were sold; and $19,389,000 and $6,156,000, respectively, of outstanding foreign exchange contracts (primarily British pounds) were purchased. Unrealized gains or losses on forward exchange contracts were not significant at December 31, 1997 or 1996. Other than the items disclosed in the previous table, the Company has not entered into any other material financial derivative instruments.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The fair value of cash and cash equivalents reported in the balance sheets approximate their carrying value. The fair value of short-term investments, investment in equity securities, and foreign exchange contracts is based on quoted market prices.

NOTE 15: SUBSEQUENT EVENTS

On March 5, 1997, Lucent filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania alleging that the Company infringed four of Lucent's U.S. patents (the Lucent Patents). In its complaint, Lucent sought to enjoin the Company from allegedly continuing to infringe the Lucent Patents and sought an unspecified amount of compensatory damages; treble damages for alleged willful infringement; and interest, expenses, and attorneys' fees.

On February 4, 1998, the Company filed a complaint in the United States District Court, Northern District of California, asserting that Lucent infringed seven Aspect patents. Lucent responded by filing for a declaratory judgment regarding these Aspect patents in the United States District Court, Northern District of Texas.

On February 27, 1998, the Company announced that it entered into a patent cross-license agreement with Lucent, under which each party agreed to dismiss their patent lawsuits against each other, released each other from claims of past infringement, and settled their patent disputes. Under the agreement, Aspect paid Lucent a one-time fee and, for the duration of the cross-license agreement, will pay royalties that are not expected to be material to Aspect's future results of operations. As part of the settlement, Aspect recorded a non-recurring charge of $14,000,000 (approximately 17 cents per diluted share) for the quarter and year ended December 31, 1997.

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Aspect Telecommunications
Corporation:

We have audited the accompanying consolidated balance sheets of Aspect Telecommunications Corporation and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material aspects, the financial position of Aspect Telecommunications Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
------------------------------

San Jose, California
January 14, 1998 (February 27, 1998 as to Note 15 of the above-mentioned financial statements)

Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                      QUARTERLY FINANCIAL DATA (unaudited)


                                          1997 QUARTERS ENDED                             1996 QUARTERS ENDED
                             --------------------------------------------    --------------------------------------------
(in thousands, except per
    share data)              DEC. 31     SEPT. 30    JUNE 30     MAR. 31     DEC. 31     SEPT. 30    JUNE 30     MAR. 31
                             --------    --------    --------    --------    --------    --------    --------    --------
Net revenues                 $106,290    $ 99,192    $ 93,542    $ 91,618    $ 88,549    $ 80,224    $ 72,905    $ 67,025

Gross margin                   60,882      56,210      53,390      51,187      49,086      45,138      41,873      38,684
     (% of net revenues)           57%         57%         57%         56%         55%         56%         57%         58%

Income from operations          5,899      12,845      17,020      16,841      15,500      14,948      14,112      13,158

Net income                   $  4,371    $  7,009    $ 12,576    $ 11,226    $ 10,444    $  9,690    $  9,074    $  8,425
     (% of net revenues)            4%          7%         13%         12%         12%         12%         12%         13%

Diluted earnings per share   $   0.08    $   0.13    $   0.24    $   0.21    $   0.20    $   0.19    $   0.18    $   0.17

Quarterly stock price:
     High                    $  26.94    $  26.25    $  24.63    $  33.63    $  32.38    $  32.75    $  29.50    $  26.25
     Low                     $  18.88    $  17.88    $  16.50    $  18.75    $  22.38    $  14.63    $  22.06    $  14.88



Income from operations and net income in Q4 1997 include a $14 million (approximately $0.17 per diluted share) non-recurring charge for intellectual property settlement. Income from operations and net income in Q3 1997 include a $4.9 million (approximately $0.09 per diluted share) non-recurring charge for purchased in-process technology. Net income in Q2 1997 includes a non-recurring $2.1 million ($0.02 per diluted share) gain on the sale of appreciated equity securities. The 1996 quarterly information has been restated to reflect the acquisitions of Envoy Holdings Limited in Q3 1996, and Prospect Software, Inc., in Q4 1996. (See Notes 2 and 15 to the Consolidated Financial Statements.)


                                          1997 QUARTERS ENDED                             1996 QUARTERS ENDED
                             --------------------------------------------    --------------------------------------------
(in thousands, except per
    share data)              DEC. 31     SEPT. 30    JUNE 30     MAR. 31     DEC. 31     SEPT. 30    JUNE 30     MAR. 31
                             --------    --------    --------    --------    --------    --------    --------    --------
Net income excluding
     non-recurring items     $ 12,981    $ 11,919    $ 11,303    $ 11,226    $ 10,444    $  9,690    $  9,074    $  8,425

Diluted earnings per
     share excluding
     non-recurring items     $   0.25    $   0.23    $   0.22    $   0.21    $   0.20    $   0.19    $   0.18    $   0.17


Aspect Telecommunications Corporation    Annual Financial Report to Shareholders


                              CORPORATE INFORMATION

CORPORATE OFFICERS                      BOARD OF DIRECTORS               STOCK LISTING
James R. Carreker                       James R. Carreker                Aspect Telecommunications Corporation's
Chairman and Chief Executive Officer    Chairman and Chief               common stock is traded on the Nasdaq
                                        Executive Officer                Stock Market under the symbol "ASPT."
Dennis L. Haar                          Aspect Telecommunications        As of December 31, 1997, there were
President and Chief Operating Officer   Corporation                      approximately 790 shareholders of
                                                                         record of the Company's common stock.
Kirsten K. Berg-Painter                 Debra J. Engel
Vice President, Interactive             Senior Vice President            DIVIDEND POLICY
Communication Systems                   of Corporate Services
                                        3Com Corporation                 The Company has never paid cash
Robert A. Blatt                                                          dividends on its capital stock.
Vice President, Marketing and           Norman A. Fogelsong              The Company currently anticipates
Business Development                    General Partner                  that it will retain all available
                                        Institutional Venture Partners   funds for use in its business.
Kathleen M. Cruz
Vice President, Information Technology  James L. Patterson               ANNUAL MEETING
and Chief Information Officer           Chairman of the Board
                                        Clarify Inc.                     Aspect Telecommunications Corporation's
Linda F. Johnstone                                                       annual meeting of shareholders will be
Vice President, Europe, Middle East     John W. Peth                     held at 4:00 p.m. on May 14, 1998, at
and Africa                              President and Chief              the Company's facilities located at 1160
                                        Executive Officer                Ridder Park Drive, San Jose, California.
Eric J. Keller                          Business Resource Group
Vice President, Finance                                                  ASPECT CORPORATE HEADQUARTERS
and Chief Financial Officer             SECRETARY
                                                                         Aspect Telecommunications
D. Thompson McCalmont                   Craig W. Johnson                 1730 Fox Drive
Vice President, Enterprise CTI          Director, Venture Law Group      San Jose, California 95131-2312
                                                                         Tel: +1 (408) 325-2200
Mark J. Meltzer                         INDEPENDENT AUDITORS                   1 (800) 226-8441
Vice President, General Counsel                                          Fax: +1 (408) 325-2260
                                        Deloitte & Touche LLP            www.aspect.com
John D. Meyers                          San Jose, California
Principal Engineer, Product Technology
and Chief Technical Officer             LEGAL COUNSEL

Larry S. Miller                         Venture Law Group
Vice President, North America           Menlo Park, California

R. Dixon (Dirk) Speas, Jr.              TRANSFER AGENT
Vice President, Asia-Pacific                                             (C) 1998 Aspect Telecommunications.
and Latin America                       Boston EquiServe, L.P.           Aspect and the Aspect logo are
                                        Boston, Massachusetts            trademarks or registered trademarks
David M. Yoffie                                                          of Aspect Telecommunications
Vice President, Customer Support        INVESTOR RELATIONS               Corporation in the United States
and Manufacturing                                                        and/or other countries. All other
                                        Additional copies of this        product or service names mentioned
                                        Annual Report and other          in this document may be trademarks
                                        financial information are        of the companies with which they
                                        available without charge         are associated.
                                        upon request to:

                                        Investor Relations Department
                                        Aspect Telecommunications
                                        1730 Fox Drive
                                        San Jose, California 95131-2312
                                        Telephone: +1 (408) 325-2629
                                        E-mail: invest@aspect.com



                                 [ASPECT LOGO]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     ASPECT TELECOMMUNICATIONS CORPORATION

                      1998 ANNUAL MEETING OF SHAREHOLDERS


     The undersigned shareholder of Aspect Telecommunications Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated March 26, 1998, and hereby appoints James R. Carreker, Eric J. Keller and Craig W. Johnson, or any of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of Aspect Telecommunications Corporation to be held on May 14, 1998 at 4:00 p.m. at the Company's facilities located at 1160 Ridder Park Drive, San Jose, California, and at any adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL LISTED DIRECTORS, FOR THE APPROVAL OF THE ANNUAL RETAINER COMPENSATION PLAN, FOR THE APPROVAL OF THE 1998 DIRECTORS' STOCK OPTION PLAN, FOR THE AMENDMENT TO THE 1990 EMPLOYEE STOCK PURCHASE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

1.  Election of Directors (Page 2).
    Nominees:
    James R. Carreker; Debra J. Engel; Norman A. Fogelsong;
    James L. Patterson; John W. Peth.

                    FOR*                        WITHHELD
                    ALL                         FROM ALL
                  NOMINEES                      NOMINEES
                    [ ]                           [ ]

    FOR ALL EXCEPT THE FOLLOWING NOMINEES:

    ---------------------------------------------------------------

    *FOR all nominees listed or, in the discretion of such proxies, for such other persons as may be nominated if any of such nominees does not or cannot stand for election (except as indicated).

                                                FOR      AGAINST      ABSTAIN

2.  Approval of the Annual Retainer             [ ]        [ ]          [ ]
    Compensation Plan for the Board of
    Directors and the reservation of
    50,000 shares of the Company's Common
    Stock for issuance thereunder
    (page 4).

3.  Approval of the 1998 Directors' Stock       [ ]        [ ]          [ ]
    Option Plan and the reservation of
    300,000 shares of the Company's Common
    Stock for issuance pursuant to
    exercise of stock options granted
    under such plan (page 6).

4.  Approval of an amendment to the 1990        [ ]        [ ]          [ ]
    Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by
    1,000,000 shares (page 8).

5.  Ratification of Deloitte & Touche LLP       [ ]        [ ]          [ ]
    as independent auditors (page 11).

and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.


MARK BOX AT RIGHT IF YOU PLAN TO ATTEND THE MEETING              [ ]

MARK BOX AT RIGHT IF ADDRESS CHANGE AND NOTE AT LEFT             [ ]


(This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign).


Signature:                                           Date:
           ----------------------------------              --------------------

Signature:                                           Date:
           ----------------------------------              --------------------